UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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The NASDAQ OMX Group, Inc.

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N/A

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THE NASDAQ OMX GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2009

To the holders of voting securities of The NASDAQ OMX Group, Inc.:

Please take notice that the annual meeting of stockholders of The NASDAQ OMX Group, Inc., a Delaware corporation, will be held at NASDAQ OMX MarketSite, Four Times Square, New York, New York 10036, on May 20, 2009, at 9:00 a.m., local time, for the following purposes, all as described in the attached proxy statement:

1. To elect 16 directors to a one-year term;

2. To ratify the appointment of Ernst & Young LLP as NASDAQ OMX’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

We urge you to read carefully the attached proxy statement for additional information concerning the matters to be considered at this meeting.

We are pleased this year to furnish proxy materials to our stockholders over the Internet, as allowed by the U.S. Securities and Exchange Commission (SEC) rules. We believe that this will expedite stockholders’ receipt of proxy materials, while also lowering the costs of delivering materials to stockholders and reducing the environmental impact of printing and mailing these materials.

Our board of directors has fixed the close of business on March 27, 2009 as the record date for the determination of holders of our voting securities entitled to vote at the annual meeting. Only holders of record at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment of the meeting. A list of these holders will be available at the annual meeting and for at least 10 days prior to the annual meeting at our principal executive offices at One Liberty Plaza, New York, New York 10006.

To ensure your representation at the 2009 annual meeting of stockholders, you are urged to vote by proxy by one of the following methods as promptly as possible:

1.	Vote via the Internet or telephone pursuant to the instructions provided in the notice of Internet availability of proxy materials that we will mail no later than April 3, 2009 to holders of voting securities as of the record date; or

2.	Request printed copies of the proxy materials by mail pursuant to the instructions provided in the notice of Internet availability of proxy materials and complete, date, sign and return the proxy card that you will receive in response to your request.

If you attend the meeting, you may revoke your proxy and vote in person, even if you have previously voted your NASDAQ OMX securities by proxy.

By Order of the Board of Directors,

Robert Greifeld Chief Executive Officer

New York, New York

April 3, 2009

THE NASDAQ OMX GROUP, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2009

We are furnishing this proxy statement to the holders of the voting securities of The NASDAQ OMX Group, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use in voting at the annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice of annual meeting, and at any and all adjournments or postponements of this meeting.

In accordance with SEC rules, instead of mailing printed copies of our proxy materials to each stockholder of record, we are furnishing the proxy materials for the 2009 annual meeting by providing access to these documents on the Internet. In connection with this change, a notice of Internet availability of proxy materials is being mailed to holders of our voting securities. We first mailed or delivered this notice to holders of our voting securities on or about April 3, 2009. The notice of Internet availability contains instructions for accessing and reviewing our proxy materials and voting by proxy over the Internet. Our proxy materials were made available at http://ir.nasdaqomx.com/annuals.cfm on the date that we first mailed or delivered the notice of Internet availability. The notice will also tell you how to request our proxy materials in printed form or by e-mail, at no charge. The notice contains a control number that you will need to vote your securities.

On February 27, 2008, The Nasdaq Stock Market, Inc. and OMX AB (publ) combined, and The Nasdaq Stock Market, Inc. was renamed The NASDAQ OMX Group, Inc. Unless otherwise noted, in this proxy statement, the term “NASDAQ OMX” refers to The NASDAQ OMX Group, Inc. The term “Nasdaq” refers to The Nasdaq Stock Market, Inc., and the term “OMX” refers to OMX AB (publ), as these entities operated prior to the combination.

THE ANNUAL MEETING

When and where is the meeting? The annual meeting is scheduled to be held at NASDAQ OMX MarketSite, Four Times Square, New York, New York 10036, on May 20, 2009, at 9:00 a.m. local time.

What is the purpose of the meeting? At the annual meeting, the holders of NASDAQ OMX’s voting securities will be asked to consider and vote upon each of the following matters:

1.	To elect 16 directors to one-year terms;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Who is entitled to vote? Only holders of record listed on the books of NASDAQ OMX at the close of business on March 27, 2009 (the record date) of the following NASDAQ OMX securities will be entitled to notice of, and to vote at, the annual meeting:

•	common stock, par value $0.01 per share; and

•	3.75% Series A convertible notes due 2012 (the voting notes, and together with the common stock, the NASDAQ OMX securities).

As of the record date, there were outstanding 202,830,709 shares of common stock (including shares of restricted common stock entitled to vote at the annual meeting). Our certificate of incorporation provides holders of the voting notes the right to vote on a converted basis with holders of the common stock on matters submitted for a stockholder vote. The voting notes are held by Silver Lake Partners TSA, L.P., Silver Lake Investors, L.P., Silver Lake Partners II TSA, L.P. and Silver Lake Technology Investors II, L.P. (which, collectively, we refer to as Silver Lake), and VAB Investors, LLC. As of the record date, the voting notes were convertible into 8,281,162 shares of our common stock.

A list of holders entitled to vote at the annual meeting will be available at the annual meeting and for at least 10 days prior to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time, at our principal executive offices, One Liberty Plaza, New York, New York 10006. You may arrange to review this list by contacting NASDAQ OMX’s corporate secretary, Joan Conley, c/o The NASDAQ OMX Group, Inc., One Liberty Plaza, New York, New York 10006.

How many votes do I have? Each share of common stock has one vote, subject to the voting limitation in our certificate of incorporation that generally prohibits a holder from voting in excess of 5% of the total voting power of NASDAQ OMX. The holder of each voting note is entitled to the number of votes equal to the number of shares of common stock into which that voting note could be converted on the record date, subject to the 5% voting limitation contained in our certificate of incorporation. Your individual vote is confidential and will not be disclosed to third parties.

What constitutes a quorum? The presence of the owners of a majority (greater than 50%) of the votes entitled to be cast by holders of the NASDAQ OMX voting securities constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you vote by Internet, by telephone or by returning a signed and dated proxy card (if proxy materials are requested in printed form) or if you vote in person at the annual meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial owner.

Who counts the votes? Our transfer agent, Mellon Investor Services, tabulates the votes and acts as inspector of elections.

How do I vote? You can ensure that your NASDAQ OMX securities are voted at the meeting by:

•	attending the meeting and voting in person, as discussed below;

•	submitting your instructions by Internet or telephone; or

•	if you request a printed copy of proxy materials, completing, signing, dating and returning the proxy card in the envelope provided.

Vote by Internet. You have the option to vote your securities through the Internet. The notice of Internet availability of proxy materials contains the website address for Internet voting. Internet voting is available 24 hours a day until 11:59 p.m. (E.D.T.) on May 19, 2009. You must enter your control number, which is printed in the lower right hand corner of the notice of Internet availability, and you will be given the opportunity to confirm that your instructions have been properly recorded.

Vote by Telephone. You have the option to vote your securities by telephone. The notice of Internet availability of proxy materials that you will receive will have information about Internet voting but is not permitted to include a telephone number for voting by phone because that would enable a shareholder to vote without first accessing the proxy materials. The instructions for telephonic voting are provided on the website where the proxy materials can be viewed. You will be provided with a telephone number for voting at this site.

Alternatively, if you request paper copies of the proxy materials, your proxy card will list a toll-free telephone number that you may use to vote your shares. Telephone voting is available 24 hours a day until 11:59 p.m. (E.D.T.) on May 19, 2009. When you vote by telephone, you will be required to enter your control number. You will then receive easy-to-follow voice prompts allowing you to instruct the proxy holders how to vote your securities and to confirm that your instructions have been properly recorded. If you are located outside the United States or Canada, you should instruct the proxy holders how to vote your securities by Internet or by mail.

Vote by Mail. If you choose to vote by mail after requesting and receiving printed proxy materials, simply complete, sign and date your proxy form and return it in the postage-paid envelope provided.

How do I complete the proxy? The proxy provides that each holder may vote his or her NASDAQ OMX securities “For” the director nominees or to “Withhold Authority” for individual nominees or for all of the nominees, and may vote “For” or “Against” or “Abstain” from voting with respect to the ratification of NASDAQ OMX’s independent registered public accounting firm.

Whichever method you select to transmit your instructions, the proxy holders will vote your securities as provided by those instructions. IF YOU PROVIDE A PROXY WITHOUT SPECIFIC VOTING INSTRUCTIONS, YOUR NASDAQ OMX SECURITIES WILL BE VOTED BY THE PROXY HOLDERS FOR THE ELECTION OF THE DIRECTORS NAMED IN THIS PROXY STATEMENT AND FOR THE OTHER PROPOSALS SET FORTH HEREIN.

IF YOUR NASDAQ OMX SECURITIES ARE HELD BY A BROKER, BANK OR OTHER NOMINEE THAT DOES NOT HAVE AUTHORITY, EITHER EXPRESS OR DISCRETIONARY, TO VOTE ON A PARTICULAR MATTER, YOU WILL RECEIVE INSTRUCTIONS FROM YOUR NOMINEE, WHICH YOU MUST FOLLOW TO HAVE YOUR NASDAQ OMX SECURITIES VOTED. THE BROKER, BANK OR OTHER NOMINEE MAY ONLY VOTE THE NASDAQ OMX SECURITIES THAT IT HOLDS FOR YOU AS PROVIDED BY YOUR INSTRUCTIONS.

What do I need to do to attend the annual meeting? If you are a holder of record, you should indicate that you plan to attend the meeting when voting your proxy. For the safety and comfort of our stockholders, admission to the annual meeting will be restricted to holders of record and beneficial owners of NASDAQ OMX securities as of March 27, 2009. You will need to provide a valid government-issued photo identification, such as a driver’s license or passport, to gain entry to the annual meeting. If you are a beneficial owner of NASDAQ OMX securities held by a bank, broker or other nominee, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the bank, broker or other nominee are examples of proof of ownership. If you want to vote in person your NASDAQ OMX securities held in street name, you will have to obtain a proxy, executed in your favor, from the holder of record. You may contact NASDAQ OMX’s corporate secretary, Joan C. Conley, c/o The NASDAQ OMX Group, Inc., One Liberty Plaza, New York, New York 10006, in writing or by facsimile (at 301-978-5088), to obtain directions to the annual meeting.

What are the board’s recommendations? The NASDAQ OMX board recommends that you vote FOR each of the nominees for director named in Proposal 1 and FOR Proposal 2.

What vote is required to approve each proposal?

Election of Directors. Our directors are elected by a plurality of votes present in person or represented by proxy at the meeting, and the sixteen nominees named in this proxy statement who receive the greatest number of votes cast for election of directors at the meeting will be elected. Any securities not voted, whether by abstention or broker non-vote, will not impact the vote. Our corporate governance guidelines require that in an uncontested election, a director-nominee who receives a greater number of votes “withheld” from his or her election than votes “for” is required to promptly tender his or her resignation following certification of the stockholder vote. The corporate governance committee of the board then will consider the resignation offer and recommend to the full board whether or not to accept it. The NASDAQ OMX board is required to act on the recommendation and to disclose publicly its decision-making process with respect to the director resignation. See “Proposal I: Election of Directors” and “NASDAQ OMX Corporate Governance Guidelines and Code of Ethics” for full details of this policy.

Ratification of Appointment of Ernst & Young LLP. This proposal requires the affirmative vote of a majority of the votes present in person or represented by proxy at the meeting. For this vote, abstentions have the effect of a vote against this proposal and broker non-votes, if any, will be disregarded and will have no impact on the vote.

What if other items come up at the annual meeting and I am not there to vote? We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you provide your voting instructions by Internet or telephone, or return a signed and dated proxy card, you give the proxy holders the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting. If the meeting is adjourned or postponed, your NASDAQ OMX securities may be voted by the proxy holders on the new meeting date, unless you have revoked your proxy instructions before that date.

Can I change my vote? You can change your vote by revoking your proxy at any time before it is exercised in one of three ways:

•	Submit a later dated proxy (including a proxy submitted through the Internet, by telephone or by proxy card);

•

Notify NASDAQ OMX’s corporate secretary, Joan C. Conley, c/o The NASDAQ OMX Group, Inc., One Liberty Plaza, New York, New York 10006, in writing or by facsimile (at 301-978-5088), that you are revoking your proxy; or

•	Vote in person at the annual meeting.

If you are a beneficial owner of NASDAQ OMX securities held by a bank, broker or other nominee, you will need to contact the bank, broker or other nominee to revoke your proxy.

Who is paying the costs of this proxy solicitation? We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (who will not receive any additional compensation for these solicitations), in person or by telephone, electronic transmission and facsimile transmission. NASDAQ OMX will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their beneficial owners/customers and obtaining their proxies. We have hired Mellon Investor Services to assist in soliciting proxies at a fee of $7,500 plus costs and expenses for these services. Your cooperation in promptly submitting your proxy through the Internet or by telephone, or, if proxy materials are requested by mail, by dating and returning the enclosed proxy card will help to avoid additional expense.

PROPOSAL I

ELECTION OF DIRECTORS

The business and affairs of NASDAQ OMX are managed under the direction of our board of directors. Pursuant to our certificate of incorporation and by-laws and based on our governance needs, the board may determine the total number of directors. Currently, we have sixteen directors. Our directors have diverse backgrounds and experience and represent a broad spectrum of viewpoints. All of the current members of the board have been nominated by our nominating committee for reelection to one-year terms. All nominees have consented to be named in this proxy statement and to serve on the NASDAQ OMX board, if elected. In the event that any nominee named herein is unable or unwilling to serve as a director, discretionary authority is reserved to the board of directors to vote for a substitute.

Our directors are elected by a plurality of votes present in person or represented by proxy at the meeting, and the sixteen nominees who receive the greatest number of votes cast for election of directors at the meeting will be elected. Any securities not voted, whether by abstention or broker non-vote, will not impact the vote. Our corporate governance guidelines require that in an uncontested election, a director-nominee who receives a greater number of votes “withheld” from his or her election than votes “for” is required to promptly tender his or her resignation following certification of the stockholder vote. The corporate governance committee of the board then will consider the resignation offer and recommend to the full board whether to accept it. The board is required to act on the recommendation and to disclose publicly its decision-making process with respect to the director resignation.

Board Responsibilities

In addition to its general oversight of management, the Board also performs a number of specific functions, including:

•	Reviewing, approving and overseeing our corporate strategies and corporate actions including long-term strategic plans and evaluating the results;

•	Reviewing, approving and overseeing fundamental financial information and reporting;

•	Assessing major risks and reviewing options for their mitigation;

•	Overseeing management’s efforts to establish and maintain the highest legal, regulatory and ethical conduct of all businesses, including conformity with applicable laws and regulations;

•	Selecting, evaluating and approving the compensation of the Chief Executive Officer and other senior officers and overseeing succession planning for these executives;

•	Evaluating the overall structure and effectiveness of the board, board members and committees and overseeing effective corporate governance;

•	Providing advice and counsel to senior management; and

•	Upon approval of proposed by-law amendments by the SEC, evaluating, selecting and recommending an appropriate slate of candidates to stockholders for election as directors.

Director Classifications

In accordance with SEC requirements to ensure that balanced viewpoints are represented on our board of directors, NASDAQ OMX’s by-laws require that all directors be classified as:

•	Industry Directors;

•	Non-Industry Directors, which are further classified as either Public Directors or Issuer Representatives; or

•	Staff Directors.

The number of Non-Industry Directors, including at least one Public Director and at least one Issuer Representative of a listed company, is required to equal or exceed the number of Industry Directors, unless the NASDAQ OMX board consists of ten or more directors. In that case, at least two directors must be Issuer Representatives. We establish the classification of each director based on a questionnaire with specific questions relating to the classifications. NASDAQ OMX’s corporate secretary annually certifies to the board of directors the classification of each director.

The following is a general description of NASDAQ OMX’s director classifications:

•

Industry Director means a director who is not a Staff Director and who (i) is or has served in the prior three years as an officer, director, or employee of a broker or dealer, excluding an outside director or a director not engaged in the day-to-day management of a broker or dealer; (ii) is an officer, director (excluding an outside director) or employee of an entity that owns more than 10% of the equity of a broker or dealer, and the broker or dealer accounts for more than 5% of the gross revenues received by the consolidated entity; (iii) owns more than 5% of the equity securities of any broker or dealer, whose investments in brokers or dealers exceed 10% of his or her net worth, or whose ownership interest otherwise permits him or her to be engaged in the day-to-day management of a broker or dealer; (iv) provides professional services to brokers or dealers, and such services constitute 20% or more of the professional revenues received by the director or 20% or more of the gross revenues received by the director’s firm or partnership; (v) provides professional services to a director, officer, or employee of a broker, dealer, or corporation that owns 50% or more of the voting stock of a broker or dealer, and such services relate to the director’s, officer’s or employee’s professional capacity and constitute 20% or more of the professional revenues received by the director or 20% or more of the gross revenues received by the director’s firm or partnership; or (vi) has a consulting or employment relationship with, or provides professional services to, NASDAQ OMX or its affiliates or the Financial Industry Regulatory Authority (FINRA), or any predecessor, or has had any such relationship or provided such services at any time within the prior three years;

•

Non-Industry Director means a director who is not a NASDAQ OMX employee and who is (i) a Public Director; (ii) an Issuer Representative; or (iii) any other individual who would not be an Industry Director;

•	Public Director means a director who has no material business relationship with a broker or dealer, NASDAQ OMX or its affiliates or FINRA;

•	Issuer Representative means a director who is a director, officer or employee of an issuer of securities listed on The NASDAQ Stock Market; and

•	Staff Director means a director who is also an officer of NASDAQ OMX.

Director Independence

NASDAQ OMX is currently listed on The NASDAQ Stock Market. The rules of The NASDAQ Stock Market require that a majority of the members of our board of directors be independent. In order to qualify as independent under these rules, a director must satisfy a two-part test. First, the director must not fall into any of several categories that would automatically disqualify the director from being deemed independent. These categories prohibit the findings of independence for:

•	a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company;

•

a director who accepted, or who has a family member who accepted, certain compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•

a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, certain payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more;

•

a director of the company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company serve on the compensation committee of such other entity; or

•

a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

Second, no director qualifies as independent unless the board affirmatively determines that the director has no direct or indirect relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The board’s inquiry extended to both direct and indirect relationships with the company.

Based upon detailed written submissions by each director, the board has determined that all of our current directors are independent, other than Messrs. Greifeld, Ba’alawy and Kazim. Mr. Greifeld is deemed not to be independent because he is the Chief Executive Officer of NASDAQ OMX. Messrs. Ba’alawy and Kazim are deemed not to be independent because of their affiliation with Borse Dubai, our largest stockholder, and NASDAQ Dubai (formerly Dubai International Financial Exchange Limited), an entity in which NASDAQ OMX owns a 33 1/3% interest.

Information With Respect to Director Nominees

Listed below are the nominees for directors. The information for each nominee includes the nominee’s principal occupation, business experience, current directorships of publicly-traded companies, age as of the date of this proxy statement, and the year the nominee was first elected a director. Each nominee, if elected, will serve for a one-year term expiring at the 2010 annual meeting and until the election and qualification of his or her successor.

We are obligated by the terms of a securityholders’ agreement dated April 22, 2005 among NASDAQ OMX, Silver Lake and other parties to nominate and generally use best efforts to cause the election to the NASDAQ OMX board of one individual designated by Silver Lake, subject to certain conditions. Mr. Hutchins has been designated by Silver Lake as its candidate.

We also are obligated by the terms of a stockholders’ agreement dated February 27, 2008 between NASDAQ OMX and Borse Dubai to nominate and generally use best efforts to cause the election to the NASDAQ OMX board of two individuals designated by Borse Dubai, subject to certain conditions. Messrs. Ba’alawy and Kazim have been designated by Borse Dubai as its candidates.

Unless authority is withheld, proxies will be voted in favor of electing the nominees named below as directors of NASDAQ OMX. If your proxy is executed in such a manner as to withhold authority to vote for one or more nominees named below for director, the persons named as proxies will follow your instructions.

Name	Age	Classification	Director Since
Soud Ba’alawy	46	Industry	2008
Urban Bäckström	54	Non-Industry; Public Director	2008
H. Furlong Baldwin	77	Non-Industry; Public Director	2000
Michael Casey	63	Non-Industry; Issuer Representative	2001
Lon Gorman	60	Industry	2003
Robert Greifeld	51	Staff Director	2003
Glenn H. Hutchins	53	Industry	2005
Birgitta Kantola	61	Non-Industry	2008
Essa Kazim	50	Industry	2008
John D. Markese	63	Non-Industry; Public Director	1996
Hans Munk Nielsen	62	Non-Industry	2008
Thomas F. O’Neill	62	Industry	2003
James S. Riepe	65	Non-Industry	2003
Michael R. Splinter	58	Non-Industry; Issuer Representative	2008
Lars Wedenborn	50	Non-Industry	2008
Deborah L. Wince-Smith	58	Non-Industry; Public Director	2004

Nominees

Soud Ba’alawy was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Since 2007, he has been the Executive Chairman of Dubai Group, the leading diversified financial services company of Dubai Holding, which focuses on banking, investments and insurance, both at a regional and global level. From 2002 to 2006, Mr. Ba’alawy was CEO of Dubai Investment Group and played a key role in its foundation and growth. He has more than ten years experience in banking and investment with Citigroup, and was the Vice President of Gulf Treasury in Citibank Dubai. He has also served as Chief Investment Officer of Dubai Internet City and Vice President of The Executive Office. Mr. Ba’alawy is a member of the Chartered Institute of Management Accountants, UK.

Urban Bäckström was elected non-executive Deputy Chairman of NASDAQ OMX’s board of directors effective March 1, 2008. Previously, he was Chairman of OMX’s board of directors since April 2007 and a board member since 2005. He is currently, since June 1, 2005, also Managing Director of the Confederation of Swedish Enterprise, a pro-business non-profit organization representing 54,000 Swedish companies. Between 1991 and 1993, Mr. Bäckström was State Secretary in the Ministry of Finance in Sweden. From 1994 to December 31, 2002, Mr. Bäckström was Chairman and Governor of The Swedish Central Bank. During that period he also served on the board of the Bank for International Settlement, as a board member from 1994 to 1999 and as Chairman from 1999 to 2002. He also represented Sweden as Governor of the International Monetary Fund, in the Group-of-ten, in the European Monetary Institute, a forerunner to the European Central Bank (ECB) between 1995 and 1998 and in the General Council of ECB between 1999 and 2002. Mr. Bäckström was, in accordance with the Swedish Central Bank Act, restricted from seeking employment for ten months after leaving the Central Bank. From November 2003 until May 2005, he was Chief Executive Officer of Skandia Liv, one of the largest life insurers in Sweden.

H. Furlong Baldwin was elected non-executive Chairman of NASDAQ OMX’s board of directors effective May 12, 2003 and has been a member of NASDAQ OMX’s board of directors since July 2000. Mr. Baldwin also served as a member of FINRA’s board of governors from 1999 until 2003. Mr. Baldwin served as Chairman and Chief Executive Officer of the Mercantile Bankshares Corporation, a multi-bank holding company, from April 1976 until March 2001. Mr. Baldwin retired as Chairman and member of the Mercantile board of directors in

March 2003. Mr. Baldwin joined Mercantile-Safe Deposit & Trust Company in 1956 and was elected President of Mercantile-Safe Deposit & Trust Company and Mercantile Bankshares Corporation in 1970, and Chairman and Chief Executive Officer in 1976. Mr. Baldwin serves on the boards of W.R. Grace & Co., Platinum Underwriters Holdings, Ltd., The Wills Group and Allegheny Energy, Inc.

Michael Casey was elected to NASDAQ OMX’s board of directors in January 2001. He is an advisor to the Chief Executive Officer and Chief Financial Officer of Starbucks Corporation, a leading roaster and retailer of specialty coffee. Prior to his current position, Mr. Casey served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Starbucks from September 1997 to October 2007 and Senior Vice President and CFO from August 1995. Mr. Casey is a member of the lululemon athletica Inc. board of directors.

Lon Gorman was elected to NASDAQ OMX’s board of directors in May 2003. In September 2006, Mr. Gorman was elected Chairman of NYFIX, Inc., a financial technology company focusing on electronic trading and straight-through processing solutions for the brokerage community. Mr. Gorman is the retired Vice Chairman of The Charles Schwab Corporation, a holding company whose subsidiaries engage in securities brokerage and financial services. Mr. Gorman served as Vice Chairman of The Charles Schwab Corporation from July 1999 until November 2004 and as President of Charles Schwab Institutional and Asset Management and President of Schwab Capital Markets L.P. Mr. Gorman joined Schwab in June 1996 following 16 years at Credit Suisse First Boston where he was Managing Director and Head of Global Equity Trading. Prior to CSFB, he was a partner at F. Eberstadt & Co. with responsibility for institutional sales and trading.

Robert Greifeld was elected to the board of directors and appointed President and Chief Executive Officer of NASDAQ OMX in May 2003. Following the closing of the OMX combination, Mr. Greifeld serves as the Chief Executive Officer of NASDAQ OMX. Prior to joining NASDAQ OMX, Mr. Greifeld was an Executive Vice President at SunGard Data Systems, Inc., a global provider of integrated software and processing solutions for financial services and a provider of information availability services. Mr. Greifeld joined SunGard in 1999 through SunGard’s acquisition of Automated Securities Clearance, Inc., where from 1991 though 1999, Mr. Greifeld was the President and Chief Operating Officer. Mr. Greifeld is also a director of NASDAQ Dubai.

Glenn H. Hutchins was elected to NASDAQ OMX’s board of directors in May 2005. Mr. Hutchins is a Co-Founder and Co-Chief Executive of Silver Lake, a technology investment firm that was established in January 1999. Mr. Hutchins is the Chairman of the board of SunGard Capital Corp. and serves as a member of the nominating and governance committee of SunGard Capital Corp. He is also on the Investors Committee of NXP B.V.

Birgitta Kantola was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Previously, she was a member of OMX’s board since 2007. Since January 2001, she has been the CEO of Birka Consulting Ab, a financial consulting firm. From 2001 through 2008, she was a board member of Fortum Oyj (Vice Chair) and from 2003 through 2008, a board member of Nordea AB and during 2000 through 2008, a board member of Vasakronan. Currently she is a member of the boards of Stora Enso Oyj and Varma Mutual Pension Company. From 1995 through 2000, she was CFO of International Finance Corporation, Washington, DC and prior to that Executive Vice President of Nordic Investment Bank, Helsinki.

Essa Kazim was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Since 2006, Mr. Kazim has been the Chairman of the Dubai Financial Market. Mr. Kazim began his career as Senior Analyst in the Research and Statistics Department of the UAE Central Bank in 1988 and then moved to the Dubai Department of Economic Development as Director of Planning and Development in 1993. He was then appointed Director General of the DFM from 1999 through 2006. Mr. Kazim is currently a Chairman of the board of the Dubai Statistics Centre, a director of the Dubai International Financial Centre Authority, a member of the Dubai Council for Economic Affairs, a director of the Dubai International Financial Exchange, a member of the Economy & Trade Committee in Dubai, a director of Noor Islamic Bank and a director of the General Pension and Social Security Authority.

John D. Markese was elected to NASDAQ OMX’s board of directors in May 1996. Dr. Markese served on FINRA’s board of governors from 1998 to 2002. Dr. Markese is the President and Chief Executive Officer of the American Association of Individual Investors, a not-for-profit organization providing investment education to individual investors founded in 1978.

Hans Munk Nielsen was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Previously, he was a member of the OMX board since 2005. From March 1991 until his retirement in December 2007, Mr. Nielsen served as Senior Executive Vice President and Chief Financial Officer of TDC A/S. Mr. Nielsen is also Chairman of the board of Collateralized Mortgaged Obligations Fonden. In addition, he is Deputy Chairman of the board of Nordea Invest and a member of the board of Jeudan AS. He has also held various positions at the Great Belt Link, Carl Bro Group, Danske Bank and Danish Ministry of Finance.

Thomas F. O’Neill was elected to NASDAQ OMX’s board of directors in May 2003. Mr. O’Neill is a founding principal of Sandler O’Neill + Partners L.P., an investment bank, which was founded in 1988. Mr. O’Neill is also a director of Misonix, Inc. and Archer-Daniels-Midland Company. Mr. O’Neill serves as Chairman of the audit committee of Archer-Daniels-Midland Corporation and is a member of the audit committee of Misonix.

James S. Riepe was elected to NASDAQ OMX’s board of directors in May 2003. Mr. Riepe served as Vice Chairman of the board of directors of T. Rowe Price Group, Inc., an investment management firm, since April 1997. He was also Chairman of the T. Rowe Price Mutual Funds. On January 1, 2006, Mr. Riepe retired from active management at T. Rowe Price and retired from T. Rowe Price Group in April 2006. Mr. Riepe continues to serve as a Senior Adviser at T. Rowe Price. Previously, he served on the firm’s management committee and was responsible for overseeing mutual fund activities, including U.S. and global marketing and service operations. Mr. Riepe served as Chairman of the board of governors of the Investment Company Institute and on FINRA’s board of governors. Mr. Riepe joined T. Rowe Price in 1982 as Vice President and Director of the firm. He also serves on the board of directors of Genworth Financial. Mr. Riepe serves as Chairman of the Board of Trustees of the University of Pennsylvania.

Michael R. Splinter was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Mr. Splinter has served as President and Chief Executive Officer, as well as a member of the Board of Directors of Applied Materials, Inc., the global leader in nanomanufacturing technologyTM solutions for the electronics industry, since April 2003. An engineer and technologist, Mr. Splinter is a 30-year veteran of the semiconductor industry. Prior to joining Applied Materials, Mr. Splinter was an executive at Intel Corporation. Mr. Splinter is chairman of the Technology CEO Council. He also serves on the board of Semiconductor Equipment and Materials International (SEMI), and is Chair of the board of directors for the Silicon Valley Leadership Group.

Lars Wedenborn was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Previously, he was a member of the OMX board since 2007. Mr. Wedenborn has been CEO of FAM (Foundation Asset Management), which is fully owned by Wallenberg foundations, since September 2007. Mr. Wedenborn started his career as auditor followed by an assignment as CFO at Cabanco. During 1991-2000 he was Deputy Managing Director and CFO at Alfred Berg, a Scandinavian investment bank. He served with Investor AB, a Swedish holding company, as Executive Vice President and CFO from 2000-2007. Mr. Wedenborn is a member of the board of SKFAB and The Grand Hotel.

Deborah L. Wince-Smith was elected to NASDAQ OMX’s board of directors in May 2004. Ms. Wince-Smith has been the President and Chief Executive Officer of the Council on Competitiveness, a non-profit group of CEOs, university presidents and labor leaders committed to driving U.S. competitiveness, since 2001. In 2006, she was nominated by President George W. Bush and confirmed by the U.S. Senate to serve as a member of the Oversight Board of the Internal Revenue Service. She is an appointed member of the Secretary of State’s Advisory Committee on International Economic Policy, serves on the Board of Governors for Argonne National Laboratory, and on the boards of several start-up technology companies. In 1989, she became the first Senate

Confirmed Assistant Secretary for Technology Policy in the Department of Commerce. Previously, she served in the Reagan Administration as the Assistant Director for International Affairs and Global Competitiveness in the White House Office of Science and Technology Policy.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS NAMED HEREIN.

Board and Committee Meetings

The NASDAQ OMX board held 16 meetings during the year ended December 31, 2008. None of the current directors attended fewer than 75% of the meetings of the board and those committees on which the director served during the 2008 calendar year.

Board Committees

Pursuant to NASDAQ OMX’s by-laws, the board of directors has established six standing committees, which are described below. Each committee has adopted a charter, which is available on NASDAQ OMX’s website at http://ir.nasdaqomx.com/governance.cfm. The board and committees may hire outside experts to assist them when necessary.

The table below shows the standing committee membership.

Committee	Members
Audit	Michael Casey Lon Gorman John D. Markese (Chair) Hans Munk Nielsen Deborah L. Wince-Smith

Corporate Governance	Urban Bäckström H. Furlong Baldwin (Chair) Lon Gorman John D. Markese James S. Riepe

Executive	Urban Bäckström H. Furlong Baldwin (Chair) Michael Casey Robert Greifeld Glenn H. Hutchins John D. Markese Thomas F. O’Neill

Finance	Robert Greifeld Glenn H. Hutchins Thomas F. O’Neill (Chair) James S. Riepe Lars Wedenborn Deborah L. Wince-Smith

Management Compensation	Michael Casey (Chair) Lon Gorman Glenn H. Hutchins Birgitta Kantola Michael R. Splinter Deborah L. Wince-Smith

Committee	Members
Nominating	Edward T. Alter Lloyd Feller Joseph Grundfest (Chair) Vernon W. Gollihugh Jan Persson Heidi H. Reynolds Richard Schenkman

Included below are descriptions of the standing committees.

Audit Committee. The audit committee, which is comprised of independent board members, has the primary responsibility for engaging the independent registered public auditor and overseeing the quality and integrity of accounting, auditing and financial reporting and practices at NASDAQ OMX. Our audit committee charter can be found at Annex A of this proxy statement.

The audit committee oversees our financial reporting process on behalf of the board of directors and reports to the board the results of these activities. This includes the systems of internal controls that management and the board of directors have established, our audit and compliance process and financial reporting. The audit committee, among other duties, engages the independent registered public accounting firm, pre-approves all audit and non-audit services provided by the independent public accountant, reviews with the independent public accountant the plans and results of the audit engagement, considers the compatibility of any non-audit services provided by the independent public accountant with the independence of such auditor, reviews the independence of the independent public accountant and reviews and approves all related party transactions.

Audit committee members must meet the independence standards applicable to audit committee members of companies listed on The NASDAQ Stock Market, and our board has concluded that each member of the audit committee satisfies these independence standards. The audit committee met 11 times during 2008. Each member of the audit committee meets the standard for financial knowledge for audit committee members of companies listed on The NASDAQ Stock Market. In addition, the board of directors has determined that Mr. Casey and Dr. Markese are each qualified as an audit committee financial expert within the meaning of SEC regulations and that each has accounting and related financial management expertise that meets the standard for “financial sophistication” set forth in the rules of The NASDAQ Stock Market.

Corporate Governance Committee. The responsibilities of the corporate governance committee include annually evaluating and making recommendations concerning the effectiveness of the board of directors (including the structure, size, composition, development, selection and processes of the board of directors and its committees) and NASDAQ OMX senior management; reviewing and recommending assignments of directors to various committees; considering matters of corporate governance and periodically reviewing, reassessing and recommending certain corporate governance documents; and reviewing and advising the board of directors on corporate governance standards and best practices to monitor and enhance our corporate governance structure. This committee met three times during 2008. See “NASDAQ OMX Corporate Governance Guidelines and Code of Ethics” for a discussion of our corporate governance policies.

Executive Committee. Subject to the limitations in our by-laws, the executive committee has the general power and authority of the board of directors to act in the management of our business and affairs. This committee did not meet during 2008.

Finance Committee. The finance committee advises the board of directors with respect to the oversight of our financial operations and conditions, including recommendations for our annual operating and capital budgets. This committee met eight times during 2008.

Management Compensation Committee. The management compensation committee, among other duties, reviews and approves base salary and incentive compensation awards for officers of the company whose compensation exceeds certain thresholds, which currently are set at base compensation in excess of $300,000 and/or total annual cash compensation (including annual incentive compensation) in excess of $500,000. The management compensation committee also reviews and recommends to the full board of directors for approval all compensation and benefit plans for officers and staff of the company; reviews and approves performance goals for officers of the company; reviews and approves equity awards granted to officers and staff of the company; and provides the board of directors with quarterly reports on the distribution of equity awards. The management compensation committee refers equity awards of 100,000 shares or more to the full board of directors for ratification upon committee review and approval.

Each member of the management compensation committee is independent, as required by the rules of The NASDAQ Stock Market. This committee met nine times during 2008.

Nominating Committee. The nominating committee has the authority to identify and nominate candidates for vacancies on the NASDAQ OMX board. Additionally, if a director position becomes vacant because of death, disability, disqualification, removal, resignation or increase in the number of directors, the nominating committee will nominate, and the board of directors will elect by majority vote, a person satisfying the classification (Industry, Non-Industry or Public Director), if applicable, for the directorship to fill such vacancy, except that if the remaining term is not more than six months, no replacement is required.

The nominating committee considers possible candidates suggested by board and committee members, industry groups, stockholders, senior management, or individuals personally known to the members. In addition to submitting suggested nominees to the nominating committee, a NASDAQ OMX stockholder may nominate a person for election as a director at NASDAQ OMX’s annual meeting or at a special meeting, provided the stockholder follows the procedures specified in NASDAQ OMX’s by-laws. In evaluating candidates, the nominating committee reviews the skills and characteristics required of board nominees in light of the current composition of the board. The assessment includes a review and consideration of the following factors:

•	promoting diversity of opinions, perspectives, personal and professional skills and experiences and backgrounds;

•	particular skills, such as knowledge of the securities industry, technology, finance, accounting and other knowledge needed on the board;

•	the candidate’s willingness to participate fully in board activities including active membership on board committees; and

•	the needs of the NASDAQ OMX board—including financial expertise referred to in SEC regulations and the listing standards of The NASDAQ Stock Market.

The nominating committee will review all candidates in the same manner, regardless of the source of the recommendation.

Our current by-laws require that no more than three current NASDAQ OMX directors and no more than two Industry Directors may serve on the nominating committee. Currently, no NASDAQ OMX director serves on the nominating committee. In December 2008, our board of directors approved an amendment to our by-laws to adopt a standard nominating committee structure in which the nominating committee will be comprised entirely of independent members of NASDAQ OMX’s board of directors. Under the amended by-laws, the nominating committee will consist of four or five NASDAQ OMX directors. The number of Non-Industry Directors must equal or exceed the number of Industry Directors, and at least two members of the nominating committee must be Public Directors. These proposed by-law amendments are subject to approval by the SEC and are therefore not yet effective.

Currently, each member of the nominating committee is independent of NASDAQ OMX pursuant to the standards of independence applicable to members of the nominating committees of companies listed on The NASDAQ Stock Market. The board appoints the members of the nominating committee and will consider candidates recommended by stockholders, directors, officers and other sources, including third party search firms. In evaluating nominating committee candidates, the board reviews and considers:

•	the candidate’s willingness to participate fully in the committee’s activities;

•	the attributes of the candidates (including areas of expertise, experience, background, integrity, available time commitment, diversity, and applicable laws, rules and regulations);

•	the candidate’s ability to represent the interests of stockholders, public and investors; and

•	the needs of the nominating committee.

The board of directors reviews all candidates in the same manner, regardless of the source of the recommendation. This committee met one time during 2008.

NASDAQ OMX Board Attendance at Meetings of Stockholders

NASDAQ OMX’s policy is to encourage all directors to attend annual and special meetings of our stockholders. Fourteen members of the NASDAQ OMX board attended the annual meeting held on May 21, 2008.

PROPOSAL II

RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for fiscal year 2009. Ernst & Young has audited NASDAQ OMX’s financial statements since fiscal year 1986. Representatives of Ernst & Young are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The table below shows the amount of fees NASDAQ OMX paid to Ernst & Young for fiscal years 2008 and 2007 (including expenses), which totaled $6,129,426 and $3,971,845, respectively. Details of the fees are based on the categories provided by the SEC auditor independence rules that became effective in 2003.

	2008	2007
Audit fees(1)	$5,832,696	$2,890,314
Audit-related fees(2)	218,730	919,531

Audit and audit-related	6,051,426	3,809,845
Tax Fees	—	—
All other fees(3)	78,000	162,000

Total(4)	$6,129,426	$3,971,845

(1)	Audit services were provided globally in 2008 and the fees related to the audits of international subsidiaries are translated into USD at the date of the pre-approval. The increase in fees in 2008 is primarily related to scope increase to include the audits of OMX, the Philadelphia Stock Exchange and the Boston Stock Exchange as well as incremental statutory audit requirements for NASDAQ OMX’s recently acquired subsidiaries.

(2)	Decrease primarily due to fees incurred in 2007 associated with strategic initiatives including mergers and acquisitions.

(3)	The 2008 fees include FSA compliance consulting work for Carpenter Moore Insurance Services, Ltd., a UK subsidiary. The 2007 fees include consulting work for the initial FSA application for Carpenter Moore Insurance Services, Ltd. to act as an insurance intermediary in the UK.

(4)	Fees exclude services provided to NASDAQ OMX’s non-profit entities, services provided in relation to NASDAQ OMX’s role as the Securities Information Processor under the Unlisted Trading Privileges Plan and the audits of the NASDAQ-100 Trust, Series 1 and the trust for the NASDAQ-100 Index Tracking Stock.

Audit fees primarily represent the audit of NASDAQ OMX’s annual financial statements included in our Annual Report on Form 10-K and the review of NASDAQ OMX’s quarterly reports on Form 10-Q, statutory audits of subsidiaries as required by statutes and regulations, accounting consultations on matters addressed during the audit or interim reviews, comfort letters and consents, and internal control attestation and reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees primarily represent fees for consultations associated with strategic initiatives, including mergers and acquisitions.

NASDAQ OMX also incurred fees payable to Grant Thornton LLP totaling approximately $137,000 for the fiscal year ended 2008 and $144,000 for the fiscal year ended 2007. These fees represent audit fees for the employee benefit plan and 401(k) plan audit for the years ended December 31, 2007 and 2006.

Under the Sarbanes-Oxley Act, the audit committee is responsible for the appointment, compensation and oversight of the services provided by NASDAQ OMX’s independent registered public accounting firm. The audit committee is required to pre-approve both audit and non-audit services performed by the independent registered public accounting firm, and NASDAQ OMX’s audit committee pre-approved all such services in 2008 and 2007. See also “Audit Committee Report.”

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS NASDAQ OMX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2009.

OTHER BUSINESS

The NASDAQ OMX board knows of no business other than the matters described in this proxy statement that will be presented at the annual meeting. To the extent that matters not known at this time may properly come before the annual meeting, absent instructions thereon to the contrary, the enclosed proxy will confer discretionary authority with respect to such other matters as may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on such other matters.

EXECUTIVE OFFICERS OF NASDAQ OMX

The executive officers of NASDAQ OMX are as follows:

Name	Age	Position
Robert Greifeld	51	Chief Executive Officer
Magnus Böcker	47	President
Bruce Aust	45	Executive Vice President, Corporate Client Group
Christopher R. Concannon	41	Executive Vice President, Transaction Services U.S.
Anna M. Ewing	48	Executive Vice President, Global Software Development and Chief Information Officer
Adena T. Friedman	39	Executive Vice President, Corporate Strategy and Global Data Products
Ronald Hassen	57	Senior Vice President, Controller and Principal Accounting Officer
John L. Jacobs	50	Executive Vice President, Worldwide Marketing and Financial Products
Hans-Ole Jochumsen	51	Executive Vice President, Transaction Services Nordic
Edward S. Knight	58	Executive Vice President, General Counsel and Chief Regulatory Officer
David P. Warren	55	Executive Vice President and Chief Financial Officer

Robert Greifeld, a member of our board of directors, is our Chief Executive Officer. He was appointed our Chief Executive Officer in May 2003 and previously served as President from May 2003 to February 2008. Prior to joining NASDAQ OMX, Mr. Greifeld was an Executive Vice President at SunGard Data Systems, Inc., a global provider of integrated software and processing solutions for financial services and a provider of information availability services. Mr. Greifeld joined SunGard in 1999 through SunGard’s acquisition of Automated Securities Clearance, Inc., where from 1991 to 1999, Mr. Greifeld was the President and Chief Operating Officer. Mr. Greifeld is a member of the board of directors of NASDAQ Dubai.

Magnus Böcker has served as our President since February 2008. Previously, Mr. Böcker served as President and Chief Executive Officer of OMX where he was employed since 1986. From 1996 to 2003, Mr. Böcker served as Vice President of OM and as President of OM Technology. He was the Chief Financial Officer from 1989 to 1996.

Bruce Aust has served as Executive Vice President of the Corporate Client Group since July 2003. Previously, Mr. Aust served as Executive Director and Vice President of the Corporate Client Group. Before joining NASDAQ OMX in 1998, Mr. Aust served 12 years at Fidelity Investments in a variety of sales, trading and management positions in Dallas, Boston, Los Angeles and San Francisco.

Christopher R. Concannon has served as Executive Vice President of Transaction Services U.S. since February 2008. Prior to the combination with OMX, Mr. Concannon served as Executive Vice President Transaction Services from October 2003 and joined the company as Executive Vice President of Strategy and Business Development in May 2003. Before joining NASDAQ OMX, Mr. Concannon worked from 2002 to 2003 at Instinet, a holding company that operated an alternative trading system and whose subsidiaries provided global agency and other brokerage services. Mr. Concannon served most recently as President of Instinet Clearing Services, Inc. From 1999 to 2002, Mr. Concannon worked at Island ECN, Inc., an alternative trading system, in several positions including Special Counsel and Vice President of Business Development. Mr. Concannon was an associate attorney at Morgan, Lewis and Bockius, LLP from 1997 to 1999 and served as an attorney with the SEC from 1995 to 1997.

Anna M. Ewing has served as Executive Vice President of Global Software Development since February 2008 and Chief Information Officer since December 2005. Prior to the combination with OMX, Ms. Ewing served as Executive Vice President of Operations & Technology since December 2005. Previously, she served as Senior Vice President of Technology Services in our Operations & Technology Group since October 2000. Before joining NASDAQ OMX, Ms. Ewing was Managing Director, Electronic Commerce at CIBC World Markets in New York and Toronto, where she served as Managing Director of Global Applications Services and as a founding member of CIBC.com. Before that, Ms. Ewing served as Vice President at Merrill Lynch, where she held various leadership positions within the Corporate and Institutional Client Group Technology Division, including Global Head of Institutional Client Technology, Global Head of Financial Futures and Options Technology, Global Head of Prime Brokerage Technology and Regional Head of Technology at Merrill Lynch Canada.

Adena T. Friedman has served as Executive Vice President of Corporate Strategy and Global Data Products since February 2008. Prior to the combination with OMX, Ms. Friedman served as Executive Vice President of Data Products since January 2002 and head of Corporate Strategy since October 2003. Previously, Ms. Friedman served as Senior Vice President of Nasdaq Data Products from January 2001 to January 2002, Vice President of OTC Bulletin Board, Mutual Fund Quotation Service and NasdaqTrader.com from January 2000 to January 2001, Director of OTC Bulletin Board and Mutual Fund Quotation Service from August 1997 to January 2000 and Marketing Manager overseeing our marketing efforts to broker-dealers from April 1995 to August 1997. Ms. Friedman joined NASDAQ OMX in 1993. Ms. Friedman is a member of the board of directors of NASDAQ Dubai.

Ronald Hassen has served as Senior Vice President and Controller since March 2002 and Principal Accounting Officer since May 2002. Previously, Mr. Hassen served as Treasurer from November 2002 through January 2007. Prior to joining NASDAQ OMX, Mr. Hassen served as Controller of Deutsche Bank North America from June 1999, after its acquisition of Bankers Trust Company. Mr. Hassen joined Bankers Trust in 1989, serving most recently as Principal Accounting Officer from 1997 until the company’s acquisition by Deutsche Bank.

John L. Jacobs has served as Executive Vice President of Worldwide Marketing and Financial Products since February 2008. Prior to the combination with OMX, Mr. Jacobs served as Executive Vice President of Financial Products and Chief Marketing Officer from July 2002. Previously, Mr. Jacobs served as Senior Vice President of Worldwide Marketing and Financial Products from January 2000 until July 2002 and as Vice President of Investor Services and Worldwide Marketing from January 1997 until January 2000. Mr. Jacobs joined NASDAQ OMX in 1983.

Hans-Ole Jochumsen has served as Executive Vice President of Transaction Services Nordic since February 2008. Previously, Mr. Jochumsen was the President of Information Services & New Markets for OMX. Prior to that, he served as President and CEO of the Copenhagen Stock Exchange (now called the OMX Nordic Exchange Copenhagen A/S) and FUTOP Clearingcentralen Ltd. Prior to joining OMX in 1998, Mr. Jochumsen served as President and member of the Executive Management of BG Bank from 1996 to 1998 and as President and member of the Executive Management of Girobank from 1994 to 1996. From 1990 to 1994, he was a President and member of the Executive Management of BRFkredit (mortgage bank).

Edward S. Knight has served as Executive Vice President and General Counsel since October 2000 and Chief Regulatory Officer since January 2006. Previously, Mr. Knight served as Executive Vice President and Chief Legal Officer of FINRA from July 1999 to October 2000. Prior to joining FINRA, Mr. Knight served as General Counsel of the U.S. Department of the Treasury from September 1994 to June 1999.

David P. Warren has served as Executive Vice President since January 2001 and Chief Financial Officer since September 2001. Mr. Warren oversees finance, enterprise risk management and all administrative services including real estate, property management and purchasing. Prior to his current position, Mr. Warren was Chief Financial Officer of the Long Island Power Authority from 1998 to 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of March 27, 2009 by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each director;

•	each named executive officer; and

•	all directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying convertible notes, options or warrants that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the convertible notes, options or warrants for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of March 27, 2009, 202,830,709 shares of common stock were outstanding (including shares of restricted common stock entitled to vote at the annual meeting).

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
Borse Dubai Limited(1) Level 7, Precinct Building 5, Gate District DIFC Dubai UAE	42,901,148	21.2%
Borse Dubai Nasdaq Share Trust(1) c/o Wells Fargo Delaware Trust Company 919 North Market Street, Suite 1600 Wilmington, DE 19801	17,660,367	8.7%
Wellington Management Company, LLP(2) 75 State Street Boston, MA 02109	11,522,447	5.7%
Soud Ba’alawy(3)	4,544	*
Urban Bäckström(4)	5,150	*
H. Furlong Baldwin(5)	27,855	*
Michael Casey(6)	48,785	*
Lon Gorman(7)	5,370	*
Glenn H. Hutchins(8)	8,402	*
Birgitta Kantola(9)	2,272	*
Essa Kazim(10)	2,272	*
John D. Markese(11)	38,395	*
Hans Munk Nielsen(12)	6,272	*
Thomas F. O’Neill(13)	7,682	*
James S. Riepe(14)	8,391	*
Michael R. Splinter(15)	2,272	*
Lars Wedenborn(16)	9,444	*
Deborah L. Wince-Smith(17)	12,256	*
Robert Greifeld(18)	2,449,383	1.2%
Magnus Böcker	—	—
Christopher R. Concannon(19)	401,099	*
Anna M. Ewing(20)	126,022	*
David P. Warren(21)	280,615	*
All directors and executive officers of NASDAQ OMX as a group (26 persons)(22)	4,878,300	2.4%

*	Represents less than 1%.

(1)	Based solely on information included in a Schedule 13D, filed March 7, 2008. Borse Dubai Limited (“Borse Dubai”) holds 42,901,148 shares directly and is the sole beneficial owner of the Borse Dubai Nasdaq Share Trust (“the “Trust”) which holds 17,660,367 shares. Borse Dubai is a subsidiary of Investment Corporation of Dubai, which is deemed the beneficial owner of the shares held by Borse Dubai and the Trust. As of the record date, because Borse Dubai beneficially owns the shares held by the Trust, the shares held by Borse Dubai and the Trust collectively are subject to the 5% voting limitation contained in our certificate of incorporation. Until such voting limitation is no longer applicable to the shares beneficially owned by Borse Dubai, Borse Dubai shall vote all shares beneficially owned by Borse Dubai (subject to the voting limitation), and the Trust shall have no separate voting rights. If any shares held by the Trust are deemed to have the right to vote on any matter submitted to the stockholders, or any action by written consent to be taken by the stockholders, the Trust is required to execute a proxy to vote such shares pro rata with the other stockholders (excluding Borse Dubai) at the time of any such vote or consent. While Borse Dubai may direct the Trust to dispose of its shares, Borse Dubai has no control over the voting of the shares held by the Trust.

(2)	Based solely on information included in a Schedule 13G, filed February 17, 2009. Wellington Management Company, LLP is entitled to the number of votes equal to the number of shares of common stock that it owns, subject to the 5% voting limitation contained in our certificate of incorporation.

(3)	Represents 4,544 shares of restricted stock granted under The NASDAQ OMX Group, Inc. Equity Incentive Plan (Equity Plan), of which all shares vest on May 21, 2010. Mr. Ba’alawy holds these restricted shares for the benefit of Dubai Group Limited. Under the terms of the Equity Plan, Mr. Ba’alawy has the right to direct the voting of the restricted shares.

(4)	Represents 5,150 shares of restricted stock granted under the Equity Plan, of which all shares vest on May 21, 2010. Under the terms of the Equity Plan, Mr. Bäckström has the right to direct the voting of the restricted shares.

(5)	Represents (i) 5,000 vested options to purchase NASDAQ OMX common stock granted under the Equity Plan and (ii) 22,855 shares of restricted stock granted under the Equity Plan, of which 15,290 shares are vested, 1,506 shares vest on May 23, 2009 and 6,059 shares vest on May 21, 2010. Under the terms of the Equity Plan, Mr. Baldwin has the right to direct the voting of the restricted shares.

(6)	Represents (i) 5,000 vested options to purchase NASDAQ OMX common stock granted under the Equity Plan, (ii) 23,785 shares of restricted stock granted under the Equity Plan, of which 20,007 shares are vested, 1,506 shares vest on May 23, 2009 and 2,272 shares vest on May 21, 2010 and (iii) 20,000 shares acquired through open-market purchases. Under the terms of the Equity Plan, Mr. Casey has the right to direct the voting of the restricted shares. Excludes shares of NASDAQ OMX common stock owned by Starbucks Corporation, of which Mr. Casey is an advisor to the Chief Executive Officer and Chief Financial Officer. Mr. Casey disclaims beneficial ownership of such shares.

(7)	Represents shares of restricted stock granted under the Equity Plan, of which 1,592 shares are vested, 1,506 shares vest on May 23, 2009 and 2,272 shares vest on May 21, 2010. Under the terms of the Equity Plan, Mr. Gorman has the right to direct the voting of restricted shares.

(8)	Represents 8,402 shares of restricted common stock granted under the Equity Plan, of which 4,624 shares are vested, 1,506 shares vest on May 23, 2009 and 2,272 shares vest on May 21, 2010. Mr. Hutchins holds these restricted shares for the benefit of Silver Lake Technology Management, L.L.C. Under the terms of the Equity Plan, Mr. Hutchins has the right to direct the voting of restricted shares.

(9)	Represents 2,272 shares of restricted stock granted under the Equity Plan, of which all shares vest on May 21, 2010. Under the terms of the Equity Plan, Ms. Kantola has the right to direct the voting of the restricted shares.

(10)	Represents 2,272 shares of restricted stock granted under the Equity Plan, of which all shares vest on May 21, 2010. Under the terms of the Equity Plan, Mr. Kazim has the right to direct the voting of the restricted shares.

(11)	Represents (i) 5,000 vested options to purchase NASDAQ OMX common stock granted under the Equity Plan, (ii) 18,395 shares of restricted stock granted under the Equity Plan, of which 13,111 shares are vested, 3,012 shares vest on May 23, 2009 and 2,272 shares vest on May 21, 2010 and (iii) 15,000 shares of common stock held by the John D. Markese Trust September 2, 1999, of which Mr. Markese is a trustee and beneficiary. Under the terms of the Equity Plan, Mr. Markese has the right to direct the voting of the restricted shares.

(12)	Represents (i) 2,272 shares of restricted stock granted under the Equity Plan, of which all shares vest on May 21, 2010 and (ii) 4,000 shares acquired through open-market purchases. Under the terms of the Equity Plan, Mr. Nielsen has the right to direct the voting of the restricted shares.

(13)	Represents 7,682 shares of restricted stock granted under the Equity Plan, of which 3,904 shares are vested, 1,506 shares vest on May 23, 2009 and 2,272 shares vest on May 21, 2010. Under the terms of the Equity Plan, Mr. O’Neill has the right to direct the voting of the restricted shares. Excludes shares of NASDAQ OMX common stock owned by Sandler O’Neill + Partners L.P., of which Mr. O’Neill is a founding principal. Mr. O’Neill disclaims beneficial ownership of such shares.

(14)	Represents 8,391 shares of restricted stock granted under the Equity Plan, of which 4,613 shares are vested, 1,506 shares vest on May 23, 2009 and 2,272 shares vest on May 21, 2010. Under the terms of the Equity Plan, Mr. Riepe has the right to direct the voting of the restricted shares. Excludes shares of common stock owned by T. Rowe Price Group, Inc. and its affiliates, of which Mr. Riepe is Senior Advisor. Mr. Riepe disclaims beneficial ownership of such shares.

(15)	Represents 2,272 shares of restricted stock granted under the Equity Plan, of which all shares vest on May 21, 2010. Under the terms of the Equity Plan, Mr. Splinter has the right to direct the voting of the restricted shares.

(16)	Represents (i) 4,544 shares of restricted stock granted under the Equity Plan, of which all shares vest on May 21, 2010 and (ii) 4,900 shares acquired through open-market purchases by a pension insurance fund in the name of Foundation Asset Management, which is Mr. Wedenborn’s employer. Under the terms of the Equity Plan, Mr. Wedenborn has the right to direct the voting of the restricted shares.

(17)	Represents 12,256 shares of restricted stock granted under the Equity Plan, of which 4,700 shares are vested, 3,012 shares vest on May 23, 2009 and 4,544 shares vest on May 21, 2010. Under the terms of the Equity Plan, Ms. Wince-Smith has the right to direct the voting of the restricted shares.

(18)	Represents (i) 300,000 shares of stock acquired upon exercise of vested stock options, (ii) 1,240,000 vested options to purchase stock granted under the Equity Plan, (iii) 700,000 vested options to purchase stock granted outside the Equity Plan as an inducement award in accordance with the terms of Mr. Greifeld’s former employment agreement, (iv) 200,000 shares of vested restricted stock granted under the Equity Plan and (v) 100,000 shares of vested restricted stock granted outside the Equity Plan as an inducement award. 90,617 shares have been withheld to pay taxes in connection with the vesting of shares of restricted stock. Under the terms of his award agreements, Mr. Greifeld has the right to direct the voting of the restricted shares. Mr. Greifeld maintains margin securities accounts at brokerage firms, and as a standard feature of these accounts, shares held in these accounts are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At March 27, 2009, Mr. Greifeld held approximately 509,383 NASDAQ OMX shares in such accounts.

(19)	Represents (i) 385,750 vested options to purchase stock granted under the Equity Plan, (ii) 10,870 shares of restricted stock granted under the Equity Plan, of which no shares are vested and (iii) 4,479 shares of stock purchased pursuant to the Employee Stock Purchase Plan (ESPP). Under the terms of the Equity Plan, Mr. Concannon has the right to direct the voting of the restricted shares.

(20)

Represents (i) 7,000 shares of stock acquired upon exercise of vested stock options, (ii) 50,000 vested options to purchase stock granted under the Equity Plan, (iii) 56,298 shares of restricted stock granted under the Equity Plan, of which 45,428 shares are vested and (iv) 12,724 shares of stock purchased pursuant to the ESPP. Under the terms of the Equity Plan, Ms. Ewing has the right to direct the voting of the restricted shares.

(21)	Represents (i) 271,000 vested options to purchase stock granted under the Equity Plan and (ii) 9,615 shares of restricted stock granted under the Equity Plan, of which no shares are vested. Under the terms of the Equity Plan, Mr. Warren has the right to direct the voting of the restricted shares.

(22)	Of these shares, approximately 516,383 shares are held in margin accounts.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the compensation program for the year ended December 31, 2008 for our named executive officers: Robert Greifeld, David P. Warren, Magnus Böcker, Christopher R. Concannon and Anna M. Ewing.

NASDAQ OMX’s board of directors is responsible for overseeing our executive compensation program, and the board has delegated to its management compensation committee the primary responsibility for administering the program. Among other things, the management compensation committee is responsible for establishing the principles that underlie our executive compensation program, approving compensation for executive and senior officers and in conjunction with the board, evaluating the performance and determining the compensation of our CEO. For additional information on the committee and its members, see “Proposal I: Election of Directors—Board Committees.” The committee’s charter can be found on NASDAQ OMX’s website at http://ir.nasdaqomx.com/governance.cfm. The committee welcomes input from our stockholders on NASDAQ OMX’s compensation program through the communication process discussed in “Stockholder Communication With Directors.”

General Philosophy

The management compensation committee recognizes its important responsibilities to our stockholders. The committee has endeavored to create a compensation program that meets the needs of our global company and its stockholders. The following core principles reflect the committee’s current compensation philosophy:

•	performance-based incentives motivate employees to achieve short- and long-range goals and therefore are the foundation of our compensation program;

•	our compensation plans and arrangements are designed to attract and retain key employees;

•	performance-based compensation enables employees to participate in the short- and long-term growth and financial success of the company;

•	we endeavor to use equity incentives and stock ownership guidelines as tools to align the long-term interests of officers and employees with those of stockholders;

•	the compensation plans and arrangements should not encourage excessive risk-taking by management;

•	we reward management for maintaining a premier regulatory program; and

•	we limit executive perquisites.

Setting Executive Compensation

2008—The Year in Review

2008 brought many high points for NASDAQ OMX and was the culmination of our transformation from a U.S.-based stock market to a major player in the global exchange space. To this end, we completed six business combinations or acquisitions during the year. In addition to combining Nasdaq and OMX, we completed acquisitions of the Philadelphia Stock Exchange, the Boston Stock Exchange, certain businesses of Nord Pool, Bloom Partners and a majority interest in International Derivatives Clearing Group. As a result of these acquisitions, as well as the launch of The NASDAQ Options Market and NASDAQ OMX Europe, NASDAQ OMX expanded from operating one cash equities exchange in the United States to operating markets in several asset classes in numerous countries. NASDAQ OMX also has expanded its range of products and services, which now include insurance brokerage and shareholder, directors and newswire services. In addition, through our market technology business, we provide technology services to over 70 marketplaces in 50 countries.

During 2008, we began the process of integrating these acquisitions and new products and services into a combined company and realizing the benefits from the acquisitions. In a year marked largely by transition and change, we reached our expense synergy targets for the OMX business combination and the Philadelphia Stock Exchange acquisition well ahead of schedule, and we exceeded our internal financial goals for the year. As a result, our 2008 executive compensation program reflects NASDAQ OMX’s numerous achievements during the year.

2009—The Year Ahead

While 2008 was an extremely successful year for NASDAQ OMX, the global economic environment will present challenges for us in 2009. With this in mind, the management compensation committee did not increase base salaries for the named executive officers for 2009, as had been the practice in recent years. In addition, the committee set the performance goals for annual cash incentive awards under our Executive Corporate Incentive Plan (ECIP) in alignment with the 2009 budget drivers, as had been done in prior years. However, if the 2009 budget metrics are achieved, ECIP payments will be made at only 80% of target amounts rather than 100% as was the case in 2008. To earn an ECIP payment above 80% of the target amount, NASDAQ OMX executives will be required to exceed 2009 budgeted performance. As the year unfolds, the committee will continue to monitor the economy and our financial performance in connection with the 2009 compensation program.

Elements of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	annual base salaries;

•	annual performance-based cash incentive awards;

•	long-term stock-based compensation (restricted stock, performance share units (PSUs) and/or stock options);

•	savings and retirement plans;

•	severance; and

•	perquisites and other benefits.

Determining Executive Compensation

Our CEO’s compensation is set according to his amended and restated employment agreement, which was effective January 1, 2007 (the 2007 employment agreement). Our CEO and NASDAQ OMX’s human resources department develop compensation proposals for each other named executive officer. As part of this process, our CEO meets individually with each executive to discuss his or her performance against pre-established objectives during the previous year, as well as performance objectives for the coming year. This meeting gives each executive an opportunity to present his or her perspective of his or her performance and potential objectives and challenges for the upcoming year. Our CEO presents the results of the meetings with each executive to the management compensation committee for their review and consideration as part of the committee’s deliberation process. In making compensation decisions, the committee also reviews a peer group analysis, which is discussed further below, and tally sheets that detail the various elements of compensation, including equity compensation and retirement benefits, for each executive. The committee uses these tally sheets to evaluate the appropriateness of the total compensation package and to compare each executive’s total compensation opportunity with his or her actual payout.

To determine the amounts and mix of compensation elements, the management compensation committee considers the following.

•

Pay for Performance—Our primary focus is on pay for performance. Therefore, the committee considers the executive’s contribution to our short- and long-term financial performance, as well as his or her performance on other critical aspects of management that are qualitative in nature and may not be easily quantified into dollars (such as building our brand, employee development and regulatory excellence).

•

Internal Equity—Our executives’ compensation generally increases with position and responsibility. We believe that compensation amounts should reflect the different levels of responsibilities and performance among our executives and between our CEO, who is responsible for the entire organization, and our other executives, who are responsible for a functional area or a line of business.

•

Competitive Market Analysis—We identify compensation amounts that peers/competitors within the industry are paying to executives with similar positions and levels of experience, skills, education and responsibilities. The committee also considers industry and general economic conditions in assessing market competitiveness.

•	Collateral Implications—The committee considers the tax burdens and other potential liabilities when determining long-term incentive payouts, as well as any associated regulatory compliance issues.

The committee considers all of these issues in structuring compensation packages to reward the individual executive. Each individual component of compensation is considered independently and is not based on a formula; however, each component is intended to be complementary to the overall compensation package awarded to the executive.

Pay for Performance

The management compensation committee believes the compensation for NASDAQ OMX’s executives should be performance-based. Therefore, there were no guaranteed cash incentive awards for any named executive officer in 2008.

Instead, the management compensation committee set target compensation levels for the performance-based elements of the compensation program. With respect to cash compensation, the allocation between base salary and annual cash incentives is determined based on the amount of cash compensation that the committee wishes to place “at risk.” “At risk” means that the executive will not realize any economic benefit unless the applicable objectives, most of which are tied to our company’s financial performance, are met or exceeded. Similarly, the management compensation committee determined that a greater portion of long-term stock-based compensation for executives should be tied to the achievement of performance objectives than for less senior employees. Therefore, in 2007 and 2008, the committee approved equity awards for the named executive officers, other than our CEO, that consisted of 50% PSUs and 50% stock options. In 2007 and 2008, our CEO also received PSUs under his employment agreement, as discussed further below.

Set forth below are the percentages of total target compensation (base salary, target annual cash incentive award opportunity and target equity award) for our named executive officers for 2008 that the committee considered to be “at risk.” We define the “at risk” portion of total target compensation for 2008 to include the target annual cash incentive award opportunity under the ECIP and the target economic value of equity awards.

Named Executive Officer and Title	Percentage of 2008 Total Target Compensation “At Risk”
	Long-Term Stock-Based Compensation	Cash Compensation (Base Salary and Target Annual Cash Incentive Award Opportunity under the ECIP)
Robert Greifeld	100%	67%
Chief Executive Officer

David P. Warren	100%	53%
Executive Vice President and Chief Financial Officer

Magnus Böcker	100%	63%
President

Christopher R. Concannon	100%	60%
Executive Vice President, Transaction Services U.S.

Anna M. Ewing	100%	62%
Executive Vice President, Global Software Development and Chief Information Officer

Competitive Market Analysis

To evaluate the external competitiveness of our executive compensation program, the management compensation committee compares certain elements of the program to similar elements used by peer companies. Due to the global expansion of NASDAQ OMX in 2008, the committee reviewed and reconstituted the peer group that it had used previously to better reflect the characteristics of our current organization. The committee believed that the prior peer group did not adequately capture the full range of competition for NASDAQ OMX executive talent, especially in the technology and financial services industries, or appropriately reflect the size and global scope of NASDAQ OMX.

At the committee’s request, NASDAQ OMX’s human resources department engaged Hewitt Associates (Hewitt) to assist in the review and revision of the peer group in mid-2008. To begin its analysis, Hewitt identified a broad group of potential peer companies, including companies with similar Standard Industry Classification codes, analyst-identified competitors, companies that identify NASDAQ OMX as a peer and other global, diversified technology and financials services companies. Hewitt then reduced this group to 39 companies, based on their size and type of business operations, with median revenues comparable to those of NASDAQ OMX after the business combination.

After review and discussion, the committee decided to establish two distinct peer groups for competitive market analysis of the compensation program for our named executive officers. The primary peer group is an industry-specific group that includes our direct business competitors. The primary peer group consists of the following 13 companies.

• CME Group, Inc.	• E*TRADE Financial Corporation
• FCStone Group, Inc.	• GFI Group, Inc.
• Interactive Brokers Group, Inc.	• InterContinental Exchange, Inc.
• Investment Technology Group, Inc.	• NYMEX Holdings, Inc.
• NYSE Euronext	• TD AMERITRADE Holdings Corporation
• The Charles Schwab Corporation	• London Stock Exchange Group plc
• Deutsche Börse AG

Since the primary peer group consists of a small group of companies for which information may not always be available, the committee believed it would be useful to establish a secondary peer group consisting of a broader group of companies. The secondary peer group includes most of the companies in the primary peer group, as well as several additional global, diversified technology and financial services companies. The secondary peer group consists of the following 31 companies.

• Adobe Systems Incorporated	• Affiliated Computer Services, Inc.
• Ameriprise Financial, Inc.	• Automatic Data Processing, Inc.
• BlackRock, Inc.	• CA, Inc.
• CME Group, Inc.	• Cognizant Tech Solutions Corporation
• DST Systems, Inc.	• E*TRADE Financial Corporation
• FCStone Group, Inc.	• Fiserv, Inc.
• Genworth Financial, Inc.	• GFI Group, Inc.
• Interactive Brokers Group, Inc.	• InterContinental Exchange, Inc.
• International Assets Holdings Corporation	• Intuit, Inc.
• Investment Technology Group, Inc.	• Knight Capital Group, Inc.
• MasterCard Incorporated	• Moody’s Corporation
• Nationwide Financial Services, Inc.	• Nortel Networks Corporation
• NVIDIA Corporation	• NYMEX Holdings, Inc.
• NYSE Euronext	• Raymond James Financial, Inc.
• T. Rowe Price Group, Inc.	• TD AMERITRADE Holdings Corporation
• The Charles Schwab Corporation

Peer group data serves as only one reference point that the committee considers in evaluating our executive compensation program. The committee uses this data to see how various elements of our executive compensation program compare to other companies. However, the committee does not set the compensation of our executives based on this data or target NASDAQ OMX’s executive compensation to a specific percentile of the compensation set by our competitors. Instead, the comparison is conducted solely to ensure that the compensation is competitive to the market, as represented by the peer groups. In addition, NASDAQ OMX faces competition from private firms, such as small trading firms and private equity funds, for which public data is not available. Therefore, each executive is evaluated individually based on skills, knowledge, performance and, in the committee’s business judgment, the value he or she brings to the organization and NASDAQ OMX’s retention risk.

Wealth Accumulation Analysis

Our executive compensation program is designed to enable us to attract, retain and motivate executives who are capable of identifying, planning for and executing on strategic opportunities for NASDAQ OMX. Therefore, the management compensation committee does not consider an individual executive’s net wealth, or gains realized from prior compensation, such as stock option exercises and restricted stock vesting, in setting compensation. The management compensation committee does consider outstanding unvested equity awards to ensure that an executive has adequate incentives to remain at NASDAQ OMX. The management compensation committee believes that reducing or limiting current compensation, whether cash or equity compensation, because of prior gains realized by an executive would penalize the executive for his or her past performance successes and reduce the motivation for continued high achievement. Additionally, the management compensation committee believes that any executive, regardless of his or her financial situation, should have an annual total compensation opportunity that is competitive.

Analysis of 2008 Executive Compensation Elements

Annual Base Salaries

The management compensation committee normally reviews base salaries on an annual basis before the beginning of each year so that any changes will be effective on January 1. Occasionally, the committee may adjust base salaries during the year in response to significant changes in an executive’s responsibilities or events that would impact the long-term retention of a key executive.

Under the terms of Mr. Greifeld’s 2007 employment agreement, his base salary for 2008 was $1 million, which has remained unchanged since 2006. The management compensation committee decided that leaving his salary unchanged for 2008 was consistent with the terms of his employment agreement, the current economic environment and the provisions of Section 162(m) of the Internal Revenue Code (the Code) that limit the company’s ability to deduct for federal income tax purposes non-performance-based compensation paid to its chief executive officer to $1 million.

Following its compensation review at the end of 2007, the management compensation committee approved base salary adjustments effective January 1, 2008 for each of the other three named executive officers who were then employed by Nasdaq. In the case of these executives, base salary was increased by approximately 4% for Mr. Warren, by approximately 7% for Ms. Ewing and by approximately 33% for Mr. Concannon. The committee approved a substantial base salary increase for Mr. Concannon because of his past contributions to the company’s success and the critical position that he holds in the company going forward. In February 2008, the committee approved a further base salary increase of approximately 8% for Mr. Warren to ensure internal equity among the executive team.

When Mr. Böcker joined the combined company as President on February 27, 2008, the management compensation committee set his base salary at $750,000 per year. The committee arrived at this number by considering Mr. Böcker’s previous compensation as President and Chief Executive Officer of OMX and Mr. Böcker’s new responsibilities as President of the combined company.

Following its compensation review at the end of 2008 and in light of the current state of the economy, the management compensation committee decided not to adjust the base salaries for any of the named executive officers for 2009.

Annual Performance-Based Cash Incentives

Annual performance-based cash incentives are an integral part of our executive compensation program. Most of our annual cash incentives for our executives, including the named executive officers, are paid through our ECIP, which is designed to ensure that a significant portion of each executive’s total cash compensation is contingent on performance and continued employment and, therefore, “at risk.” The ECIP has been structured to comply with Section 162(m) of the Code to ensure that the amounts paid to the executives who are subject to that provision are deductible for federal income tax purposes. Under the ECIP, the maximum award payable to any participant for any plan year is not to exceed the greater of 3% of NASDAQ OMX’s before tax net income or $3 million. All ECIP payments are subject to reduction at the discretion of the management compensation committee to ensure compliance with all applicable laws and high standards of regulatory and market integrity.

Target Award Opportunities

The management compensation committee establishes the target annual cash incentive award opportunity for each executive. Under his 2007 employment agreement, Mr. Greifeld’s target annual cash incentive award opportunity for 2008 (and during the agreement’s remaining term) is 200% of base salary. For 2008, the committee set the target annual cash incentive award opportunity for each of the other named executive officers at amounts ranging from 111% to 163% of base salary. The committee determined that the target opportunities met NASDAQ OMX’s goals of pay for performance and retention and considered the target opportunities to be competitive with our peer groups.

Performance Goals

The annual cash incentive award payments for our executives are based on the achievement of pre-established corporate and individual performance goals. Our CEO selects and recommends goals for the President and each executive vice president at the beginning of each year from among 12 general financial, corporate and business unit performance objectives established in the ECIP. These possible objectives include:

•	earnings per share;

•	revenue growth;

•	net income or net profits (before or after taxes);

•	return measures (including, but not limited to, return on assets or net assets, capital, equity or sales);

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	expense targets;

•	planning accuracy (as measured by comparing planned results to actual results);

•	market share;

•	corporate reputation;

•	business effectiveness survey results;

•	any of the first 10 performance measures as compared to various stock market indices; and

•	any of the first 10 performance measures as compared to the performance of other companies.

The management compensation committee and the board of directors review and consider our CEO’s recommendations and approve the goals for the coming year after identifying the objectives most critical to our future growth and most likely to hold executives accountable for the operations for which they are responsible. For 2008, the target annual cash incentive award opportunities for our CEO and CFO, who are most directly responsible for our overall financial performance, were tied mostly to the corporate performance goals, while the target annual cash incentive award opportunities for the other named executive officers were tied both to the corporate performance goals and to goals relating to the operations for which they are responsible.

All of the goals applied to the named executive officers were subject to payouts of up to 200%, and each goal had minimum, target and maximum thresholds. Performance below the minimum threshold did not qualify for an ECIP payment, performance at the target threshold qualified for 100% of the target award opportunity, and performance at the maximum threshold qualified for 200% of the target award opportunity. Performance between the minimum and the target and between the target and the maximum thresholds resulted in incremental changes in award payouts on a straight-line basis.

The following table shows each named executive officer’s performance objectives for 2008, the weighting of these objectives and the actual award payout.

Named Executive Officer and Title	Target ECIP Opportunity	Actual ECIP Payout(1)	Corporate Performance Goals		Business Effectiveness Survey(2)	Business Unit Strategic Measures(3)
			Operating Income (Pre-Tax Run Rate)(4)	Corporate Expense Reduction
Robert Greifeld	$2,000,000	$3,800,000	70%	20%	10%	—
Chief Executive Officer

David P. Warren	$525,000	$997,500	50%	20%	10%	20%
Executive Vice President and Chief Financial Officer

Magnus Böcker	$1,000,000	$1,592,000	40%	—	10%	50%
President

Christopher R. Concannon	$750,000	$1,331,250	20%	—	10%	70%
Executive Vice President, Transaction Services U.S.

Anna M. Ewing	$650,000	$1,002,950	20%	—	10%	70%
Executive Vice President, Global Software Development and Chief Information Officer

(1)	The actual ECIP payout amounts do not include discretionary amounts, which are discussed further below.

(2)	Based on feedback from a survey of employees on a wide range of issues that impact NASDAQ OMX’s effectiveness as an organization, the survey helps management assess past decisions and provides an opportunity for employees to voice their views on how management is doing and how improvements can be made. Survey scores in different ranges correspond to payouts of up to 200% on this goal. NASDAQ OMX retains Watson Wyatt, a national compensation consulting firm, to collect, tabulate and analyze the survey.

(3)	These are key business initiatives applicable to specific named executive officers. For Mr. Warren, the strategic measures related to expense reduction for the Finance group. For Mr. Böcker, the strategic measures related to listings statistics and expense reduction for the Global Software Development, Global IT Services and Market Technology groups, as well as the financial performance of the Corporate Client Group and our corporate services and insurance businesses. For Mr. Concannon, the strategic measures related to the financial performance of the U.S. Transactions Services group and NASDAQ OMX PHLX, as well as the company’s market share of U.S. equities trading. For Ms. Ewing, the strategic measures related to expense reduction for the Global Software Development group, systems reliability, the financial performance of the Market Technology group and the launch of NASDAQ OMX Europe.

(4)	Operating income for purposes of the ECIP calculation excludes certain non-recurring expenses. As a result, this calculation differs from the GAAP calculation of operating income and the amounts reported in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009 (the Form 10-K).

The management compensation committee approved the performance goals in February 2008, revised them in March 2008 as a result of the combination of Nasdaq and OMX and received periodic progress updates during the course of the year. In December 2008, the committee approved an additional change to the performance goals for Mr. Concannon as a result of the PHLX acquisition. In February 2009, the committee received a final report on the level of achievement on each goal before it approved payouts under the ECIP for 2008. With respect to the corporate performance goals, the minimum, target and maximum performance levels and NASDAQ OMX’s actual performance for 2008 were as follows:

Corporate Performance Goal	Minimum	Target	Maximum (for 200% payout)	NASDAQ OMX’s Results for 2008 as measured for ECIP purposes
Operating Income (Pre-Tax Run Rate)	$501.8 million	$521.8 million-$536.8 million	$556.8 million	$637.1 million

Corporate Expense Reduction	$5.625 million	$7.005 million	$10.005 million	$54.8 million

As a result of NASDAQ OMX’s successful performance against each metric, the named executive officers were eligible for 200% payouts under each corporate performance goal that applied to them. With respect to the business unit strategic measures for certain of the named executive officers, the management compensation committee set the targets for these goals at levels where the maximum payout would be difficult to achieve and beyond budget assumptions. For the 2008 business unit strategic measures applied to the applicable named executive officers, three measures resulted in 0% payout, seven resulted in 200% payout and three resulted in payments at percentages in between. To the extent that these payouts were made at the 200% level, this represents superior performance with respect to the relevant measures, as evidenced by our strong financial performance in 2008.

Additional Incentive and Discretionary Awards

The management compensation committee has the authority to grant discretionary awards outside of the ECIP to reward executives, including named executive officers, for completion of specific projects or exceptional performance. In October 2008, the committee approved an incentive award pool (the 2008 Additional Award Program) of up to $2.5 million for a small group of employees. The purpose of the 2008 Additional Award Program was to incent the participants to achieve approximately $100 million in annualized runrate synergies relating to the combination with OMX by the end of 2008, which was 18 months earlier than the initial target date for achievement of these synergies. Due to their efforts in the company’s achievement of this goal and for exceeding the specified targets, Mr. Warren received an additional incentive award of $183,500, and Ms. Ewing received an additional incentive award of $160,000. Ms. Ewing received an additional discretionary award of $48,750, which was intended to reward her for contributions to the Market Technology group that, in the committee’s view, were not adequately reflected by her ECIP payout.

Long-Term Stock-Based Compensation

Long-term incentive compensation consists entirely of equity awards. The management compensation committee believes that equity awards align the interests of our employees with those of our stockholders by rewarding outstanding performance and providing incentives to increase the value of our stockholders’ investments. Prior to 2007, equity grants to our executives, including the named executive officers, consisted of restricted stock and stock options. These awards were subject to multi-year, service-based vesting requirements. Some of these awards were performance accelerated stock options (PASOs) for which the right to exercise the option and purchase the underlying shares is accelerated or delayed based upon the achievement of a specific annual corporate financial performance goal approved by the board of directors.

Our human resources department has retained Hewitt in recent years to assist with the structuring of annual employee equity awards. Hewitt was instructed to provide a review of current market practices, analyze NASDAQ OMX’s run rate and dilution level, and work with the human resources department to develop and recommend an all-employee long-term incentive package that fit NASDAQ OMX’s compensation philosophy and was consistent with acceptable market practices. Noting that peer practices and the expectations of institutional stockholders continue to move in the direction of performance-based awards, Hewitt recommended that NASDAQ OMX consider moving beyond PASOs, where vesting can be accelerated or delayed based on performance, but shares are not forfeited, to PSUs, where the number of shares of common stock the executive receives is dependent upon meeting specific performance targets. Based on these recommendations, the management compensation committee approved changes to NASDAQ OMX’s Equity Plan to permit PSU awards. These changes were subsequently approved by stockholders at NASDAQ OMX’s 2007 annual meeting.

As in 2006 and 2007, the committee approved an annual equity grant to all NASDAQ OMX employees (other than Mr. Greifeld, who receives equity awards under his employment agreement) in December 2008. The awards made to the named executive officers as part of the annual grant reflect the committee’s intent to emphasize performance achievement. The committee determined that the equity awards to the named executive officers, other than our CEO, should consist of 50% PASOs and 50% PSUs. The committee determined that this mix:

•	reflects our pay for performance philosophy and is, therefore, likely to be supported by stockholders;

•	more closely aligns the executives’ long-term incentive awards with our CEO, who also receives stock options and PSUs;

•	clearly articulates long-term performance expectations through minimum, target and maximum goals; and

•	is less dilutive than solely granting stock options (as PSUs require fewer shares than stock options to convey the same economic value).

In preparing recommendations for equity grants for executives, the human resources department asked Hewitt for advice on structuring the awards, including the need to create a global structure for the grant given NASDAQ OMX’s expansion in 2008. Noting that the size of the equity awards that Nasdaq granted to named executive officers in 2007 ranged between 125% and 225% of base salary, Hewitt recommended no changes to the U.S. target range percentages for the named executive officers in 2008 as compared to 2007 because the target range percentages were in line with peer comparisons. However, due to current economic conditions and the cost of maintaining a global equity program, the committee decided to make equity awards to named executive officers in 2008 that ranged between 80% and 225% of base salary.

Hewitt did not recommend the specific economic value of individual awards to executives. Mr. Greifeld recommended the size (economic value) of specific awards for each of the other named executive officers, which varied between executives depending upon responsibilities and retention considerations. The executives responsible for our business units and technology, which are most critical to our future growth, generally received larger awards than other executives in support functions. The management compensation committee felt that the size of the awards was justified for retention purposes, and therefore, the committee reviewed and approved Mr. Greifeld’s recommendations.

Hewitt advised that the vesting periods used by Nasdaq for its 2007 stock option grants were longer than those used by many of our peer companies. Hewitt recommended either shortening the vesting period for the awards or altering the vesting period so that a portion of the award would vest each year over the term of the award. However, management recommended, and the committee approved, no changes to the vesting schedule of the stock option awards from 2007 to 2008 because historically, we have achieved performance targets leading to accelerated vesting of stock option grants. As a result, stock options included in the 2008 equity award will vest within three to five years of the date of grant, depending on the achievement of a corporate operating income (pre-tax run rate) goal in 2009.

The management compensation committee set a target value for the PSU portion of each equity award. The actual number of shares the executive will receive can vary based on NASDAQ OMX’s achievement of a corporate operating income (pre-tax run rate) goal during a one-year performance period running from January 1 through December 31, 2009. The committee established an additional three-year service-based vesting period after the end of the performance period. Consequently, executives will be eligible for payout on the PSUs in December 2012, if still employed by NASDAQ OMX, with the value of the award distributed in shares of NASDAQ OMX common stock. The ultimate value of the PSU awards that vest in 2012 depends on how NASDAQ OMX’s performance in 2009 compares to the thresholds:

•	if NASDAQ OMX does not meet the minimum performance threshold, the executive would receive none of the PSU grant’s target share amount;

•	if NASDAQ OMX meets the minimum performance threshold, the executive would receive 50% of the PSU grant’s target share amount;

•	if NASDAQ OMX meets the target performance threshold, the executive would receive 100% of the PSU grant’s target share amount; and

•	if NASDAQ OMX exceeds the maximum performance threshold, the executive would receive 150% of the PSU grant’s target share amount.

Performance between the minimum and the target and between the target and the maximum thresholds results in incremental changes in payout on a straight-line basis.

In February 2009, the management compensation committee determined the number of shares that our executives are entitled to receive upon vesting in connection with the 2007 equity grant. These PSUs had a performance period from January 1 through December 31, 2008. Because NASDAQ OMX exceeded the maximum performance threshold for the corporate operating income (pre-tax run rate) goal during this period, each executive received 150% of the PSU grant’s target award value.

General Equity Award Grant Practices

The exercise price for stock options and the reference price for calculating the value of PSUs is the closing market price of NASDAQ OMX’s common stock on the date of grant. The management compensation committee considers whether to make equity awards at its regularly scheduled December meeting. Awards to new hires at the executive level are made at the next regularly scheduled committee meeting after the new hire’s start date. Regular board and committee meetings are scheduled well in advance without regard to material news announcements by NASDAQ OMX. Existing equity ownership levels are not a factor in award determinations as we do not want to discourage the named executive officers from holding significant amounts of NASDAQ OMX’s common stock.

Throughout the performance period, the management compensation committee tracks the executives’ progress in achieving the performance measures and monitors the compensation expense that the company is incurring for outstanding equity awards. The committee believes that the current and expected expense amounts are reasonable and justified in light of the committee’s goal of retaining the current management team.

Trading Plans

NASDAQ OMX permits all employees, including the named executive officers, to enter into plans established under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the Exchange Act), to enable them to trade in our stock during periods in which they might not otherwise be able to trade because material nonpublic information about NASDAQ OMX has not been publicly released. These plans include specific instructions to a broker to trade on behalf of the employee if our stock price reaches a specified level or if certain other events occur, and therefore, the employee no longer controls the decision to trade in our stock. As of December 31, 2008, two of our named executive officers had Rule 10b5-1 plans in place.

Stock Ownership Guidelines

We have long recognized the importance of stock ownership as an important means of closely aligning the interests of our executives with the interests of our stockholders. In addition to using equity awards as our sole long-term incentive compensation tool, we established stock ownership guidelines for our CEO, CFO and executive vice presidents in 2007.

Under the guidelines, our CEO, CFO and executive vice presidents are expected to own specified dollar amounts of NASDAQ OMX common stock based on a multiple of their base salary. The multiple is determined by officer level: our CEO must have a 5X multiple, our CFO must have a 4X multiple and our other executive vice presidents must have a 3X multiple. Individual holdings, shares jointly owned with immediate family members or held in trust, shares of restricted stock (including vested and unvested), vested stock options, vested shares underlying PSUs and shares purchased or held through NASDAQ OMX’s plans, such as the ESPP, count toward satisfying the guidelines. Executives subject to these guidelines as of their adoption in 2007 are expected to reach these ownership levels by December 31, 2010. Despite this phase-in period, four of the five named executive officers were in compliance with the guidelines as of December 31, 2008. The named executive officer who was not yet in compliance joined the company in 2008, and new executives are not expected to satisfy the guidelines until four years from their start date.

Savings and Retirement Plans

NASDAQ OMX’s savings and retirement plans are part of our overall compensation and benefits program. The management compensation committee considers appropriate savings and retirement options to be a critical component of its package to retain employees at all levels. For more information about NASDAQ OMX’s savings and retirement plans, see “Executive Compensation—Pension Benefits.”

Severance

Except as described below in the case of a change in control of the company and in certain circumstances under the 2007 employment agreement with Mr. Greifeld, we are not obligated to pay severance or other enhanced benefits to any named executive officer upon termination of his or her employment. However, the management compensation committee has the ability to pay severance benefits in its discretion. For a summary of a severance package we may offer to a named executive officer in the event of termination of employment, see “Executive Compensation—Potential Payments upon Termination or Change in Control.” Severance decisions do not influence the management compensation committee’s other decisions regarding compensation as these other decisions are focused on motivating our executives to remain with NASDAQ OMX and contribute to our future success.

As the company completed its transition to a public company and adopted an acquisition strategy, the management compensation committee and the board of directors approved change in control agreements in 2005 for each executive not previously covered by such an agreement (the letter agreements). In structuring these letter agreements, the management compensation committee evaluated comparable change in control severance arrangements offered by other companies in the financial services industry and considered the size of the severance package the committee might approve in other contexts. Similarly, Mr. Greifeld’s 2007 employment agreement contains change in control severance provisions. These agreements are intended to provide management stability and to reduce any reluctance on the part of executives to pursue potential transactions that may enhance the value of our stockholders’ investments.

The management compensation committee believes that the terms for triggering payment are reasonable and that some of the terms are more restrictive in several important ways than change in control agreements at many other companies. For example, under the letter agreements, a severance payment is only available if termination of employment (“other than for cause” if by NASDAQ OMX or for “good reason” if by the executive) occurs within one year following a “change in control” of the company or in certain situations within 180 days prior to a change in control. For Mr. Greifeld, a severance payment is available only if termination of employment occurs within two years following a change in control. The letter agreements and Mr. Greifeld’s 2007 employment agreement use what is known as a “double trigger,” meaning that a payment is activated only upon the occurrence of both a change in control of the company and a loss of employment. This is unlike a “single trigger” arrangement that pays out severance benefits immediately upon a change in control regardless of employment status. Benefits under these agreements will be provided only if NASDAQ OMX is the target organization. In addition, a change in control under these agreements is limited to situations where the acquirer obtains a majority of NASDAQ OMX’s voting securities or the current members of our board of directors (or their approved successors) cease to constitute a majority of the board. Finally, the agreements do not modify or otherwise change the terms of the executive’s outstanding equity awards.

Perquisites and Other Benefits

Because our executive compensation program emphasizes pay for performance, it includes very few perquisites for our executives.

In view of the demands of his position, we provide Mr. Greifeld with a company car and driver for use when conducting company business. Mr. Greifeld reports his use of the company car and driver for personal reasons as income for tax purposes. In 2008, this amount was $47,396, which was the incremental cost of Mr. Greifeld’s personal use of the car (including commutation) based on an allocation of the cost of the vehicle, driver, fuel, maintenance, insurance and parking.

During 2008, Mr. Böcker received a one-time payment of $250,000 for relocation expenses incurred in connection with his move from Stockholm to New York City after the business combination of Nasdaq and OMX. This payment covered travel expenses for Mr. Böcker and his family, transport of household goods to New York City, temporary housing for Mr. Böcker and his family, assistance in the housing search process and consulting services to assist Mr. Böcker and his family in acclimating to the New York City area.

Officers at the level of senior vice president and above are eligible to receive basic financial planning services (including a gross-up on any income taxes imposed on the recipient of these services) and executive health exams. Participation in each of these programs is voluntary. We also provide a comprehensive health and welfare benefits program to our executives, including the named executive officers that mirrors the program offered to our other employees. Named executive officers also are allowed to participate in our ESPP on the same terms as other U.S. employees.

Potential Effect of Executive Misconduct on Compensation

The NASDAQ OMX board will take action to remedy any fraudulent or intentional misconduct by an executive that is uncovered and will determine the appropriate disciplinary action against the perpetrator.

Discipline would vary depending on the facts and circumstances, and may include (i) termination of employment, (ii) initiating an action for breach of fiduciary duty and (iii) if the misconduct resulted in a significant restatement of the company’s financial results, exercising any legal rights for reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Tax Implications of Executive Compensation

The management compensation committee considers the income tax consequences of individual compensation elements when it is analyzing the overall level of compensation and the mix of compensation among individual elements.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code provides a limit of $1 million on the remuneration that may be deducted by a public company in any year in respect of each of the CEO and the next three most highly compensated executives. There is an exception to this limitation for “performance-based compensation.” We have endeavored and will continue to endeavor to use this exception to Section 162(m) to maximize the deductibility of our compensation. However, in order to maintain flexibility in compensating executives and to attract needed leadership in exceptional circumstances, we have not adopted a policy that all compensation must be deductible. We believe that such a policy is not in the best interests of the company or its stockholders.

In 2008, all compensation paid to our named executive officers was deductible for corporate income tax purposes, except for approximately $1.3 million for each of Mr. Greifeld and Ms. Ewing and approximately $11,000 for Mr. Böcker. For Mr. Greifeld and Ms. Ewing, the non-deductible amounts primarily relate to restricted stock awards granted in prior years that vested in 2008. Of the total $2.6 million non-deductible compensation for Mr. Greifeld and Ms. Ewing, the tax effect related to $0.8 million is reflected in net income and the tax effect on the remaining $1.8 million is reflected in stockholders’ equity in our financial statements. For Mr. Böcker, the non-deductible amount relates to a portion of his relocation benefit, which is discussed above under “Perquisites and Other Benefits.”

Tax Gross-Up Provision

Section 4999 of the Code imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Section 280G of the Code disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent upon a change in control. In order to be considered an excess parachute payment, a payment as a result of a change in control must exceed three times the executive’s “base amount,” and then the excise tax is imposed on the parachute payments that exceed the executive’s “base amount.”

The 2007 employment agreement with Mr. Greifeld includes a modified excise tax reimbursement provision that entitles Mr. Greifeld to limited gross-up payments in the event he is terminated after a change-in-control to reimburse him for any excise tax imposed under Section 4999 of the Code as well as any additional income and employment taxes resulting from such reimbursement. To the extent that payments to Mr. Greifeld in the event of a termination of employment after a change in control exceed 330% of the “base amount” as defined under Section 280G of the Code, the payments shall be reduced to an amount that would not trigger the excise tax. Without this gross-up, the committee believed that Mr. Greifeld’s potential severance could be materially reduced by any excise tax he would have to pay on the benefit. To induce Mr. Greifeld to remain with NASDAQ OMX, the committee felt it was important to ensure that Mr. Greifeld would receive the full economic benefit of his negotiated severance arrangement, and the committee therefore opted to include the modified excise tax reimbursement provision in the 2007 employment agreement.

The change in control agreements with our other named executive officers do not provide for tax gross-ups or reimbursements of any excise or other taxes that may be payable by the executive under Section 4999 of the Code in connection with the change in control of the company. Rather, the agreements provide that, if any payments or benefits to an executive would be subject to an excise tax under Section 4999, payments and/or benefits to the executive will be reduced to an amount that does not trigger an excise tax.

Other Tax Policies

Section 409A of the Code imposes additional taxes on taxpayers who have certain nonqualified deferred compensation arrangements with the company. To assist in preventing the imposition of additional tax under Section 409A, the management compensation committee undertook an extensive review of the plans and agreements underlying NASDAQ OMX’s executive compensation program in 2008. Subsequently, the committee approved various immaterial changes, effective December 31, 2008, to certain plans and agreements to bring them into compliance with Section 409A of the Code.

Management Compensation Committee Report

The management compensation committee reviewed and discussed the Compensation Discussion and Analysis with our management. After such discussions, the committee recommended to NASDAQ OMX’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NASDAQ OMX’s Form 10-K.

The Management Compensation Committee

Michael Casey, Chair

Lon Gorman

Glenn H. Hutchins

Birgitta Kantola

Michael R. Splinter

Deborah Wince-Smith

Management Compensation Committee Interlocks and Insider Participation

None of the members of the management compensation committee is an executive officer, employee or former officer of NASDAQ OMX. With the exception of Mr. Greifeld, none of NASDAQ OMX’s executive officers serves as a current member of the NASDAQ OMX board of directors, and none of NASDAQ OMX’s executive officers serves as a director or a member of the compensation committee of any entity that has one or more executive officers serving on the NASDAQ OMX board or management compensation committee. One of the members of NASDAQ OMX’s management compensation committee, Glenn H. Hutchins, is a Co-Founder and Co-Chief Executive of Silver Lake. For information on transactions with Silver Lake, see “Certain Relationships and Related Transactions.”

Role of Compensation Consultant

During 2008, the management compensation committee did not engage an outside compensation consultant to assist with our executive compensation program. As discussed above, NASDAQ OMX’s human resources department engages Hewitt Associates to assist staff in making recommendations to the committee about our executive compensation program. At the invitation of the committee, Hewitt Associates occasionally attends committee meetings. However, the advice of Hewitt is just one of many factors that the committee considers in its deliberations and in making compensation decisions.

Role of Our CEO

Mr. Greifeld, our CEO, regularly attends management compensation committee meetings at the invitation of the committee. Mr. Greifeld provides his perspective to the committee regarding executive compensation matters generally and the performance of the executives reporting to him, as discussed above. However, in accordance with the listing rules of The NASDAQ Stock Market, Mr. Greifeld does not vote on executive compensation matters or attend executive sessions of the committee, and Mr. Greifeld is not present when his own compensation is being discussed or approved.

DIRECTOR COMPENSATION

Overview of Director Compensation

Annual non-employee director compensation is based upon a compensation year beginning and ending in May. Staff directors do not receive compensation for serving on the board of directors. In April 2008, the management compensation committee approved modifications to our board compensation policy that became effective on May 21, 2008. The following table shows the compensation policy for non-employee directors that was in effect from May 2007 through May 2008 as compared to that which was in effect from May 2008 through May 2009. The board compensation policy will remain unchanged for the compensation year from May 2009 through May 2010.

Item	May 2007 – May 2008		May 2008 – May 2009
Annual retainer for board members (other than the chairman and deputy chairman)	$50,000		$75,000
Annual retainer for board chairman	$100,000		$125,000
Annual retainer for board deputy chairman	—	(1)	$95,000
Annual equity award for all board members (grant date market value)	$50,000		$75,000
Annual committee chair compensation (other than audit)	$15,000		$15,000
Annual audit committee chair compensation	$15,000		$25,000
Annual audit committee member compensation	$5,000		$5,000
Board meeting attendance fee (per meeting)	$1,000		$1,000
Committee meeting attendance fee (per meeting)	$500		$1,000

(1)	The board of directors did not have a deputy chairman until the consummation of Nasdaq’s combination with OMX. From March 2008 through May 2008, the deputy chairman received the same retainer as the other board members (other than the chairman).

Each non-employee director may elect to receive the annual board retainer in either cash, payable in equal quarterly installments, equity or a combination of one-half in cash and one-half in equity. The annual equity award and any equity elected as part of the annual board retainer are awarded automatically on the date of the annual meeting of stockholders immediately following election and appointment to the board and vest in full two years from the date of grant. In prior years, equity paid to board members consisted of restricted stock awards. For the compensation year starting in May 2009, however, we intend to pay equity awards to board members in restricted stock units. The number of shares of equity to be awarded is calculated based on the closing market price of our common stock on the date of grant. Unvested shares are forfeited in certain circumstances upon termination of the director’s service on the board of directors.

The payments to committee chairs and members of the audit committee are made in cash in a lump sum in conjunction with our annual meeting of stockholders. Board and committee meeting fees are paid in arrears on a quarterly basis. Non-employee directors do not receive retirement, health or life insurance benefits. NASDAQ OMX provides each non-employee director with director and officer liability insurance coverage, as well as accidental death and dismemberment and travel insurance for traveling on behalf of NASDAQ OMX.

Under our corporate governance guidelines, non-employee directors have four years after May 2007, or their initial election to the board, if later, to obtain a minimum ownership level of $100,000 in NASDAQ OMX common stock. All shares owned outright, unvested restricted stock or units and vested stock options are taken into consideration in determining compliance with these stock ownership guidelines. Each non-employee director must retain ownership of at least 50% of the shares he or she acquires as a non-employee director (including both those granted as an equity award and purchased in the open market) during their service as a non-employee director. Exceptions to this policy may be necessary or appropriate in individual situations and the board of directors may approve such exceptions from time to time.

Director Compensation Table

The table below summarizes the compensation paid by NASDAQ OMX to our non-employee directors for services rendered during the fiscal year ended December 31, 2008.

2008 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)
Soud Bal’alawy(8)(9)	$8,000	$28,758	—	—	—	—	$36,758
Urban Bäckström(8)	$31,167	$32,593	—	—	—	—	$63,760
H. Furlong Baldwin	$85,000	$101,459	—	—	—	—	$186,459
Michael Casey	$110,500	$67,351	—	—	—	—	$177,851
Daniel B. Coleman(10)	$13,500	—	—	—	—	—	$13,500
Lon Gorman	$99,000	$63,111	—	—	—	—	$162,111
Glenn H. Hutchins	$90,500	$63,111	—	—	—	—	$153,611
Birgitta Kantola(8)	$72,667	$23,006	—	—	—	—	$95,673
Essa Kazim(8)(11)	$44,500	$23,006	—	—	—	—	$67,506
Merit E. Janow(12)	$21,000	$47,695	—	—	—	—	$68,695
John D. Markese	$88,500	$103,216	—	—	—	—	$191,716
Hans Munk Nielsen(8)	$78,167	$23,006	—	—	—	—	$101,173
Thomas F. O’Neill	$99,500	$70,702	—	—	—	—	$170,202
James S. Riepe	$84,500	$63,111	—	—	—	—	$147,611
Michael R. Splinter(8)	$47,917	$23,006	—	—	—	—	$70,923
Lars Wedenborn(8)	$34,667	$46,013	—	—	—	—	$80,680
Deborah L. Wince-Smith	$42,500	$125,171	—	—	—	—	$167,671

(1)	Robert Greifeld, our Chief Executive Officer, is not included in this table as he is an employee of NASDAQ OMX and thus receives no compensation for his service as a director. For information on the compensation received by Mr. Greifeld as an employee of the company, see “Compensation Discussion and Analysis” and “Executive Compensation.”

(2)	The differences in fees earned or paid in cash reported in this column largely reflect differences in each individual director’s election to receive the annual board retainer in cash, shares of restricted stock or a combination of cash and restricted stock and in length of service on the board. This election is made at the beginning of the board compensation year in May and applies throughout the year. In addition, the difference in fees earned or paid also reflects committee service and meeting attendance.

(3)	The amounts reported in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share Based Payment” (FAS 123(R)), for stock awards to the non-employee directors and thus include amounts from awards granted both in and prior to 2008. The assumptions used in the calculation of these amounts are included in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2008 included in the company’s Form 10-K. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts reported in this column reflect our accounting cost for these awards and do not correspond to the actual economic value that will be received by the non-employee directors from these awards. The differences in the amounts reported among non-employee directors largely reflect differences in each individual director’s elections in 2008 and prior years to receive a portion of the annual board retainer in shares of restricted stock and length of service.

(4)	On May 21, 2008, each non-employee director, other than Mr. Coleman and Ms. Janow, received a restricted stock award for 2,272 shares of our common stock with a grant date fair value computed in accordance with FAS 123(R) of $74,976.

(5)	The aggregate number of unvested and vested shares of restricted stock held by each non-employee director as of December 31, 2008 is summarized in the following table:

Director	Number of Unvested Restricted Shares	Number of Vested Restricted Shares
Soud Ba’alawy	4,544	0
Urban Bäckström	5,150	0
H. Furlong Baldwin	7,565	15,290
Michael Casey	3,778	20,007
Daniel B. Coleman	0	0
Lon Gorman	3,778	1,592
Glenn H. Hutchins	3,778	4,624
Birgitta Kantola	2,272	0
Essa Kazim	2,272	0
Merit E. Janow	0	5,410
John D. Markese	5,284	13,111
Hans Munk Nielsen	2,272	0
Thomas F. O’Neill	3,778	3,904
James S. Riepe	3,778	4,613
Michael R. Splinter	2,272	0
Lars Wedenborn	4,544	0
Deborah L. Wince-Smith	7,556	4,700

For further information on our non-employee directors’ security ownership, see “Security Ownership of Certain Beneficial Owners and Management.”

(6)	All stock options held by non-employee directors were fully vested prior to January 1, 2008 and, consequently, no amount relating to these options was recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008. As of December 31, 2008, Messrs. Baldwin and Casey and Dr. Markese each held outstanding stock options for 5,000 shares of our common stock.

(7)	No perquisites were paid to non-employee directors in the fiscal year ended December 31, 2008. Directors are reimbursed for business expenses and reasonable travel expenses for attending NASDAQ OMX board and committee meetings.

(8)	The amounts reported represent fees earned or paid in cash and equity awards granted for service as a director effective as of March 1, 2008 when Messrs. Ba’alawy, Bäckström, Kazim, Nielsen, Splinter and Wedenborn and Ms. Kantola joined the board following the consummation of Nasdaq’s combination with OMX.

(9)	Fees earned by Mr. Ba’alawy were paid to Dubai Group Limited. Mr. Ba’alawy waived his right to receive a portion of the annual retainer payable to non-employee directors for service in 2008.

(10)	The fees earned by Mr. Coleman were paid to UBS Securities, LLC, and he waived his right to receive the annual restricted stock award granted to non-employee directors. Mr. Coleman resigned as a director of the company effective upon the consummation of Nasdaq’s combination with OMX on February 27, 2008.

(11)	Mr. Kazim waived his right to receive a portion of the annual retainer payable to non-employee directors for service in 2008.

(12)	Ms. Janow resigned as a director of the company effective upon the consummation of Nasdaq’s combination with OMX on February 27, 2008. Ms. Janow continues to serve as a director of several NASDAQ OMX subsidiaries, including The NASDAQ Stock Market LLC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation of each of the named executive officers for services rendered during the fiscal years ended December 31, 2008, 2007 and 2006.

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
Robert Greifeld	2008	$1,000,000	—	$2,862,850	$3,749,520	$3,800,000	—	$94,646	(6)	$11,507,016
Chief Executive Officer	2007	$1,000,000	—	$1,217,977	$4,879,920	$3,800,000	$340,281	$111,312		$11,349,490
	2006	$966,077	—	$745,995	$683,811	$3,800,000	$823,993	$38,313		$7,058,189

David P. Warren	2008	$472,885	—	$217,307	$311,578	$1,181,000	—	$51,727	(7)	$2,234,497
Executive Vice President and Chief Financial Officer	2007	$425,000	—	$89,543	$211,115	$950,000	$183,408	$48,705		$1,907,771
	2006	$400,000	—	$5,039	$193,297	$746,800	$339,414	$27,569		$1,712,119

Magnus Böcker(8)	2008	$577,388	—	$294,924	$309,789	$1,592,000	—	$454,674	(9)	$3,228,775
President

Christopher R. Concannon	2008	$500,000	—	$290,123	$410,324	$1,331,250	—	$52,600	(10)	$2,584,297
Executive Vice President, Transaction Services U.S	2007	$375,000	$138,000	$102,955	$261,973	$762,000	$39,867	$40,605		$1,720,400
	2006	$325,000	$60,000	$4,570	$299,023	$640,000	$115,657	$32,183		$1,476,433

Anna M. Ewing	2008	$400,000	$48,750	$843,101	$288,138	$1,162,950	—	$48,770	(11)	$2,791,709
Executive Vice President, Global Software Development and Chief Information Officer	2007	$375,000	$36,000	$815,432	$154,012	$714,000	$61,999	$44,810		$2,201,253
	2006	$325,000	$2,000	$719,660	$122,225	$598,000	$130,943	$42,000		$1,939,828

(1)	The amounts reported in this column reflect discretionary cash awards made to the named executive officers that are in addition to the incentive compensation amounts earned under the ECIP and the 2008 Additional Award Program, which are reported in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	The amounts reported in this column reflect the dollar amount of the stock awards recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R) for stock awards to the named executive officers, and, thus, include amounts from awards granted both in and prior to 2008, 2007 and 2006, respectively. The assumptions used in the calculation of these amounts for 2008 are included in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2008 included in the company’s Form 10-K. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts reported in this column reflect our accounting cost for these awards, and do not correspond to the actual economic value that will be received by the named executive officers from the awards.

(3)	The amounts reported in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R) for stock options granted to the named executive officers, and, thus, include amounts from awards granted both in and prior to 2008, 2007 and 2006, respectively. The assumptions used in the calculation of these amounts for 2008 are included in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2008 included in the company’s Form 10-K. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There were no forfeitures of option awards by any of the named executive officers in 2008, 2007 or 2006. The amounts reported in this column reflect our accounting cost for these options, and do not correspond to the actual economic value that will be received by the named executive officers from the options.

(4)	The amounts reported in this column reflect the cash awards made to the named executive officers under the ECIP and the 2008 Additional Award Program, which are discussed in further detail under the heading “Compensation Discussion and Analysis.”

(5)	Amounts for 2008 for Messrs. Greifeld, Warren and Concannon and Ms. Ewing are not reported in this column as there was a decrease in the actuarial present value of the named executive officers’ benefits under pension plans maintained by the company. The amounts of these decreases were as follows: $375,311 for Mr. Greifeld, $138,293 for Mr. Warren, $77,028 for Mr. Concannon and $66,744 for Ms. Ewing. Amounts for 2007 and 2006 reflect the actuarial increase in the present value of the named executive officers’ benefits under pension plans maintained by the company. The assumptions used in calculating these amounts include a 7.00% discount rate as of December 31, 2008, a 6.00% discount rate as of December 1, 2007 and a 5.75% discount rate as of December 31, 2006, retirement at age 62, which is the earliest age at which a participant may retire and receive unreduced benefits under the pension plans, and other assumptions used for financial statement reporting purposes under generally accepted accounting principles as described in footnote 11 to the company’s audited financial statements for the fiscal year ended December 31, 2008 included in the company’s Form 10-K. None of the named executive officers received above-market or preferential earnings on deferred compensation in 2008, 2007 or 2006.

(6)	The amount reported includes: (a) the incremental cost of Mr. Greifeld’s personal use of a company car (including commutation) in an amount of $47,396 based on an allocation of the cost of the vehicle, driver, fuel, maintenance, insurance and parking, (b) the cost of an executive health exam in the amount of $2,650, (c) matching contributions to the company’s Section 401(k) plan in the amount of $4,600, (d) a contribution to the Basic ERC in the amount of $9,200 and (e) a contribution to the Supplemental ERC in the amount of $30,800.

(7)	The amount reported includes: (a) the cost of financial planning services in the amount of $13,270, (b) a gross-up payment in the amount of $10,342 for income taxes incurred as a result of the receipt of the financial planning services, (c) matching contributions to the company’s 401(k) plan in the amount of $9,200, (d) a contribution to the Basic ERC in the amount of $9,200 and (e) a contribution to the Supplemental ERC in the amount of $9,715.

(8)	The amounts reported for Mr. Böcker represent compensation paid to him since the consummation of Nasdaq’s combination with OMX on February 27, 2008. Amounts paid in Swedish Kronor are valued based on an exchange rate of SEK to U.S. dollars of 8.7307, which was the average SEK/USD annual exchange rate for 2008.

(9)	The amount reported includes: (a) relocation costs in the amount of $250,000, (b) the cost of financial planning services in the amount of $15,000, (c) a gross-up payment in the amount of $165,667 for income taxes incurred as a result of the payment for relocation expenses and receipt of the financial planning services, (d) matching contributions to the company’s 401(k) plan in the amount of $9,200, (e) contributions to the Swedish pension plan prior to his relocation to the U.S. in the amount of $4,307, (f) a contribution to the Basic ERC in the amount of $4,600 and (g) a contribution to the Supplemental ERC in the amount of $5,900.

(10)	The amount reported includes: (a) the cost of financial planning services in the amount of $13,270, (b) a gross-up payment in the amount of $10,342 for income taxes incurred as a result of the receipt of the financial planning services, (c) matching contributions to the company’s 401(k) plan in the amount of $9,200, (d) a contribution to the Basic ERC in the amount of $9,200 and (e) a contribution to the Supplemental ERC in the amount of $10,588.

(11)	The amount reported includes: (a) the cost of financial planning services in the amount of $13,270, (b) a gross-up payment in the amount of $10,342 for income taxes incurred as a result of the receipt of the financial planning services, (c) matching contributions to the company’s 401(k) plan in the amount of $9,200, (d) a contribution to the Basic ERC in the amount of $9,200 and (e) a contribution to the Supplemental ERC in the amount of $6,758.

Greifeld Employment Agreement

On December 13, 2006, NASDAQ OMX’s board of directors and management compensation committee approved the terms and conditions of Mr. Greifeld’s 2007 employment agreement.

The agreement has an initial term ending on December 31, 2010. The agreement will automatically extend for one-year renewals thereafter unless either party, at least 180 days prior to the expiration of the initial term or a renewal period, gives notice of its intent not to extend the agreement.

The agreement provides for:

•	an annual base salary of not less than $1 million; and

•

annual incentive compensation that is targeted at 200% of base salary based on the achievement of one or more performance objectives established for such year by the management compensation committee of the board of directors, after consultation with Mr. Greifeld.

Under the agreement, Mr. Greifeld will be granted a performance share unit award for 80,000 units (with each unit representing one share of the company’s common stock) annually for four years beginning in 2007. Each annual award will be subject to a three-year performance period and will be payable only if Mr. Greifeld is still employed by the company at the end of each respective performance period. For example, the award granted in 2007 is subject to a performance period from January 2007 through December 2009. At the end of a performance period, Mr. Greifeld may earn from 0% to 150% of the 80,000 units granted, depending upon the attainment of performance goals established by the management compensation committee.

Under the terms of his original employment agreement, which remain in place under the 2007 employment agreement, Mr. Greifeld became fully vested in his retirement benefits under the company’s SERP when he attained four years of service with the company on May 12, 2007. Mr. Greifeld is entitled to other benefits on the same basis as benefits generally made available to other executives, including participation in the Pension Plan.

The agreement contains restrictive covenants, including covenants requiring Mr. Greifeld to maintain the confidentiality of NASDAQ OMX’s proprietary information and to refrain from disparaging NASDAQ OMX. The agreement also prohibits Mr. Greifeld from soliciting NASDAQ OMX employees or rendering services to a competing entity for a period of two years following the date of termination of employment. To receive change of control payments and benefits under the agreement, Mr. Greifeld must execute a general release of claims against NASDAQ OMX. In addition, the change of control payments and benefits are generally subject to discontinuation in the event Mr. Greifeld breaches the restrictive covenants.

For further information about Mr. Greifeld’s amended and restated employment agreement, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to each of the named executive officers during the fiscal year ended December 31, 2008.

2008 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Robert Greifeld	02/06/2008	$0	$2,000,000	$4,000,000	(6)	—	—	—	—	—	—	—
Chief Executive Officer	02/06/2008	—	—	—		0	80,000	120,000	—	—	—	$3,512,594

David P. Warren	02/06/2008	$0	$525,000	$1,050,000		—	—	—	—	—	—	—
Executive Vice President and Chief Financial Officer	10/15/2008	$0	$190,000	$190,000		—	—	—	—	—	—	—
	12/17/2008	—	—	—		0	12,964	19,446	—	—	—	$220,081
	12/17/2008	—	—	—		—	—	—	—	39,458	$25.07	$220,079

Magnus Böcker	02/06/2008	$0	$1,000,000	$2,000,000		—	—	—	—	—	—	—
President	03/24/2008	—	—	—		0	30,222	45,333	—	—	—	$1,366,621
	03/24/2008	—	—	—		—	—	—	—	86,118	$41.36	$911,089
	12/17/2008	—	—	—		0	49,860	74,790	—	—	—	$846,441
	12/17/2008	—	—	—		—	—	—	—	151,760	$25.07	$846,448

Christopher R. Concannon	02/06/2008	$0	$750,000	$1,500,000		—	—	—	—	—	—	—
Executive Vice President, Transaction Services U.S.	10/15/2008	$0	$50,000	$50,000		—	—	—	—	—	—	—
	12/17/2008	—	—	—		0	19,944	29,916	—	—	—	$338,576
	12/17/2008	—	—	—		—	—	—	—	60,704	$25.07	$338,579

Anna M. Ewing	02/06/2008	$0	$650,000	$1,300,000		—	—	—	—	—	—	—
Executive Vice President, Global Software Development and Chief Information Officer	10/15/2008	$0	$160,000	$160,000		—	—	—	—	—	—	—
	12/17/2008	—	—	—		0	14,958	22,437	—	—	—	$253,932
	12/17/2008	—	—	—		—	—	—	—	45,528	$25.07	$253,935

(1)	The amounts reported in these columns represent the possible range of payments under the ECIP and the 2008 Additional Award Program. For information about the amounts actually earned by each named executive officer under the ECIP and the 2008 Additional Award Program, see “Executive Compensation—Summary Compensation Table.” Amounts are considered earned in fiscal year 2008 although they were not paid until 2009.

(2)	The amounts reported in these columns represent the possible range of performance share units that each named executive officer may earn under the Equity Plan, depending on his or her achievement of performance goals established by the management compensation committee.

(3)	The amounts reported in this column reflect the number of shares of common stock underlying stock options granted to each named executive officer under the Equity Plan.

(4)	The amounts reported in this column represent the exercise price of the stock options reported in the previous column and are equal to the closing market price of our common stock on the date of grant.

(5)	The amounts reported in this column represent the grant date fair value of the full equity awards reported in the previous columns calculated pursuant to FAS 123(R) based upon the assumptions discussed in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2008 included in the company’s Form 10-K.

(6)	Under the ECIP, the maximum award payable to any named executive officer for any plan year may not exceed the greater of $3 million or 3% of the company’s before-tax net income.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all outstanding equity awards held by each named executive officer as of December 31, 2008.

2008 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Robert Greifeld	700,000	—		—		$5.28	04/15/2013	—		—	—		—
Chief Executive Officer	1,000,000	—		—		$6.30	06/11/2013	—		—	—		—
	240,000	720,000	(1)	—		$35.92	12/13/2016	—		—	—		—
	—	—		—		—	—	—		—	80,000	(7)	$1,976,800
	—	—		—		—	—	—		—	80,000	(10)	$1,976,800

David P. Warren	50,000	—		—		$13.00	02/14/2011	—		—	—		—
Executive Vice President and Chief Financial Officer	71,000	—		—		$9.15	02/18/2014	—		—	—		—
	75,000	75,000	(2)	—		$7.35	11/15/2014	—		—	—		—
	—	28,801	(3)	—		$35.92	12/13/2016	—		—	—		—
	—	19,555	(4)			$45.38	12/12/2017	—		—	—		—
	—	—		39,458	(6)	$25.07	12/17/2018	—		—	—		—
	—	—		—		—	—	9,615	(8)	$237,587	—		—
	—	—		—		—	—	10,743	(9)	$265,460	—		—
	—	—		—		—	—	—		—	12,964	(11)	$320,340

Magnus Böcker	—	86,118	(5)	—		$41.36	03/24/2018	—		—	—		—
President	—	—		151,760	(6)	$25.07	12/17/2018	—		—	—		—
	—	—		—		—	—	45,333	(9)	$1,120,178	—		—
	—	—		—		—	—	—		—	49,860	(11)	$1,232,041

Christopher R. Concannon	85,750	—		—		$6.30	06/11/2013	—		—	—		—
Executive Vice President, Transaction Services U.S.	100,000	—		—		$9.15	02/18/2014	—		—	—		—
	100,000	100,000	(2)	—		$7.35	11/15/2014	—		—	—		—
	—	32,558	(3)	—		$35.92	12/13/2016	—		—	—		—
	—	30,085	(4)	—		$45.38	12/12/2017	—		—	—		—
	—	—		60,704	(6)	$25.07	12/17/2018	—		—	—		—
	—	—		—		—	—	10,870	(8)	$268,598	—		—
	—	—		—		—	—	16,527	(9)	$408,382	—		—
	—	—		—		—	—	—		—	19,944	(11)	$492,816

Anna M. Ewing	25,000	25,000	(2)	—		$7.35	11/15/2014	—		—	—		—
Executive Vice President, Global Software Development and Chief Information Officer	—	32,558	(3)	—		$35.92	12/13/2016	—		—	—		—
	—	22,564	(4)	—		$45.38	12/12/2017	—		—	—		—
	—	—		45,528	(6)	$25.07	12/17/2018	—		—	—		—
	—	—		—		—	—	10,870	(8)	$268,598	—		—
	—	—		—		—	—	12,396	(9)	$306,305	—		—
	—	—		—		—	—	—		—	14,958	(11)	$369,612

(1)	This unexercisable stock option vests as follows: 240,000 shares will vest on December 13, 2009; 240,000 shares will vest on December 13, 2010; 160,000 shares will vest on December 13, 2011; and 80,000 shares will vest on December 13, 2012.

(2)	These stock options vested on January 15, 2009.

(3)	These unexercisable stock options vest as to 50% of the options on December 13, 2009 and as to 50% on December 13, 2010.

(4)	These unexercisable stock options vest in full on December 12, 2010.

(5)	These unexercisable stock options vest in full on March 24, 2011.

(6)	These unexercisable stock options vest in full on December 17, 2012, subject to accelerated vesting on December 17, 2011, or extension of vesting until December 17, 2013, depending on the achievement of performance goals established by the management compensation committee.

(7)	This performance share unit award is subject to a three-year performance period ending on December 31, 2009. The amount reported is the target award amount, although the actual number of shares awarded could range from 0% to 150% of the target amount of 80,000 shares, depending on the level of achievement of certain specified performance goals established by the management compensation committee.

(8)	These restricted stock awards vest as to 50% of the shares on December 13, 2009 and as to 50% on December 13, 2010.

(9)	These performance share unit awards were subject to a one-year performance period ending on December 31, 2008 for the purposes of determining the number of shares to be awarded, and these shares will vest three years after the end of the performance period on December 31, 2011. The maximum amount of performance share units was awarded as the maximum performance threshold was exceeded.

(10)	This performance share unit award is subject to a three-year performance period ending on December 31, 2010. The amount reported is the target award amount, although the actual number of shares awarded could range from 0% to 150% of the target amount of 80,000 shares, depending on the level of achievement of certain specified performance goals established by the management compensation committee.

(11)	These performance share unit awards are subject to a one-year performance period ending on December 31, 2009 for the purposes of determining the number of shares to be awarded, and these shares will vest three years after the end of the performance period on December 31, 2012. The amounts reported in the table are the target award amounts, and the actual number of shares awarded could range from 0% to 150% of the target amount, depending on the level of achievement of certain specified performance goals established by the management compensation committee.

Option Exercises and Stock Vested

The following table includes certain information with respect to the options exercised by and restricted stock awards that vested for the named executive officers during the fiscal year ended December 31, 2008.

2008 Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Robert Greifeld	—	—	34,000	(3)	$1,301,520
Chief Executive Officer

David P. Warren	54,000	$1,340,185	—		—
Executive Vice President and Chief Financial Officer

Magnus Böcker	—	—	—		—
President

Christopher Concannon	4,250	$122,230	—		—
Executive Vice President, Transaction Services U.S.

Anna Ewing	—	—	51,668	(4)	$1,892,664
Executive Vice President, Global Software Development and Chief Information Officer

(1)	The amounts reported in this column are calculated by multiplying the number of shares received upon exercise by the difference between the closing market price of our common stock on the date of exercise and the exercise price of the option.

(2)	The amounts reported in this column are calculated by multiplying the number of shares of restricted stock that vested by the closing market price of our common stock on the vesting date.

(3)	The amount reported includes 15,759 shares that were withheld to pay taxes in connection with the vesting of restricted stock.

(4)	The amount reported includes 20,409 shares that were withheld to pay taxes in connection with the vesting of restricted stock.

Pension Benefits

NASDAQ OMX provides savings, retirement and pension plans for eligible employees, including our executives. As of December 31, 2008, approximately 96% of our U.S.-based employees, including all of the named executive officers, participated in a tax-qualified Section 401(k) savings plan (401(k) Plan). NASDAQ OMX matches employee contributions to this plan during the year up to 4% of base salary, not to exceed the Internal Revenue Service (IRS) annual limits.

In addition, NASDAQ OMX maintained a tax-qualified defined benefit pension plan (Pension Plan) open to executives on the same terms as other employees and a non-qualified supplemental executive retirement plan (SERP) open only to eligible executives. The Pension Plan was designed to pay benefits to qualified employees upon retirement and the SERP was designed to provide supplemental retirement income to our executives and their beneficiaries. Effective May 1, 2007, the Pension Plan and SERP were fully frozen (“hard freeze”) for all employees, and new retirement benefits were implemented on July 1, 2007. As a result, the eligible named executive officers have accrued Pension Plan and SERP benefits only through April 30, 2007. As of that date, the plan participants no longer accrue additional benefits from future salary earnings and years of service with NASDAQ OMX. However, participants continue to receive credit for future service for vesting of the frozen accrued benefits and for eligibility for an early retirement subsidy that existed under the Pension Plan.

Retirement benefits available for service after May 1, 2007 include two features. The first part of the retirement benefits, based on the existing 401(k) Plan, is available to all employees, including the named executive officers, on the same terms. Under the plan, NASDAQ OMX:

•	continues to match an employee’s contributions to the 401(k) Plan up to 4% of base salary;

•	makes tax-qualified contributions to the 401(k) Plan, called the Basic Employer Retirement Contributions (Basic ERC), within specified guidelines based on years of service; and

•	makes additional tax-qualified contributions, called Enhanced Employer Retirement Contributions (Enhanced ERC), for employees age 45 or older with at least 10 years of service as of December 31, 2006.

The second part of NASDAQ OMX’s retirement program is a non-qualified plan called Supplemental Employer Retirement Contributions (Supplemental ERC). The Supplemental ERC is available to officers and non-officers whose base salaries exceed the IRS Compensation Limit of $230,000 (for 2008) or whose total employee and NASDAQ OMX contributions to qualified plans exceed the IRS total annual contribution limit, generally $46,000 (for 2008). Employees whose base salaries exceed these IRS limits, which include the named executive officers, receive employer contributions that address shortfalls through the Supplemental ERC rather than through the Basic and Enhanced ERC so that these employees receive the full Basic and Enhanced ERC amounts to which they would have been entitled but for the IRS limits.

Employees may direct investment of Basic ERC and Enhanced ERC contributions among the various mutual funds available through our 401(k) Plan. Unlike the Pension Plan and SERP, the ERC benefits allow for immediate vesting.

Most employees outside of the U.S. are covered by local retirement plans or by applicable social laws. Prior to his relocation to the U.S. on April 1, 2008, Mr. Böcker participated in a Swedish defined contribution pension plan. Under this plan, NASDAQ OMX makes annual contributions equal to a percentage of fixed salary to participants’ personal accounts. Each participant is free to invest such contributions as he or she chooses. Under Swedish law, participants are not taxed on the contributions until they are withdrawn upon retirement.

For 2008, Mr. Böcker was entitled to receive contributions under this plan equal to 30% of his base salary. He received contributions under this plan in the amount of SEK 37,607 ($4,307) from NASDAQ OMX during the period after the consummation of Nasdaq’s combination with OMX on February 27, 2008 until his relocation to the U.S. on April 1, 2008.

The table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Pension Plan and the SERP as of December 31, 2008. Mr. Böcker is not listed in the table below as he is not eligible to participate in these plans which were frozen before he commenced employment with NASDAQ OMX.

2008 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Payments During Last Fiscal Year ($)
Robert Greifeld Chief Executive Officer	Pension Plan SERP	5.67 5.67	$ $	66,950 2,220,049	— —

David P. Warren Executive Vice President and Chief Financial Officer	Pension Plan SERP	8.00 8.00	$ $	133,557 1,313,273	— —

Christopher R. Concannon Executive Vice President, Transaction Services U.S	Pension Plan SERP	5.67 5.67	$ $	32,727 281,393	— —

Anna M. Ewing Executive Vice President, Global Software Development and Chief Information Officer	Pension Plan SERP	8.25 8.25	$ $	86,698 314,240	— —

(1)	The amounts reported comprise the actuarial present value of the named executive officer’s accumulated benefit under the Pension Plan and SERP as of December 31, 2008. Assumptions used in calculating the amounts include a 7.00% discount rate as of December 31, 2008, retirement at age 62, which is the earliest age at which a participant may retire and receive unreduced benefits under the plans, and other assumptions used for financial statement reporting purposes under generally accepted accounting principles as described in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2008 included in the company’s Form 10-K.

Generally, participants in the Pension Plan become vested in retirement benefits under the plan after five years of service from the participant’s date of hire. As of December 31, 2008, Messrs. Greifeld, Warren and Concannon and Ms. Ewing were vested in benefits payable under the Pension Plan. Participants in the SERP generally become vested in retirement benefits under the SERP after reaching age 55 and completing 10 years of service. Under the provisions of his employment agreement described above, Mr. Greifeld is vested in benefits payable under the SERP. None of the other named executive officers are vested in benefits payable under the SERP as of December 31, 2008.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

As of December 31, 2008, the only nonqualified defined contribution plan in which our named executive officers participated was the Supplemental ERC. The table below shows the amounts contributed to this plan by, or on behalf of, our named executive officers during the fiscal year ended December 31, 2008 and other information.

2008 Nonqualified Deferred Compensation Table

Name	Executive Contributions in last FY($)	Registrant Contributions in last FY($)(1)	Aggregate Earnings in last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE($)(3)
Robert Greifeld Chief Executive Officer	—	$30,800	$801	—	$16,301

David P. Warren Executive Vice President and Chief Financial Officer	—	$9,715	$414	—	$8,414

Magnus Böcker President	—	$5,900	—	—	$0

Christopher R. Concannon Executive Vice President, Transaction Services U.S	—	$10,588	$155	—	$3,155

Anna M. Ewing Executive Vice President, Global Software Development and Chief Information Officer	—	$6,758	$310	—	$6,310

(1)	The amounts reported in this column reflect contributions by the company to the named executive officers under the Supplemental ERC for the fiscal year ended December 31, 2008 which were made in February 2009. These amounts are reported in the column “All Other Compensation” in the “Summary Compensation Table” for each named executive officer.

(2)	The amounts reported in this column represent interest earned during 2008 on account balances.

(3)	The amounts reported in this column represent account balances at December 31, 2008. These amounts include contributions for the 2007 fiscal year that the company made to the named executive officers in 2008 under the Supplemental ERC and interest earned during 2008 on account balances. The Supplemental ERC contributions for the 2007 fiscal year were reported in the column “All Other Compensation” in the “Summary Compensation Table” found in the company’s proxy statement for the 2008 annual meeting of stockholders.

Potential Payments upon Termination or Change in Control

Change in Control Agreements

Mr. Greifeld’s 2007 employment agreement provides for enhanced payments and benefits in the event of the termination of his employment following a change in control of the company. In addition, we have entered into letter agreements with the other named executive officers (other than Mr. Böcker) providing enhanced payments and benefits to them if their employment is terminated in connection with a change in control of the company.

Under Mr. Greifeld’s 2007 employment agreement and the agreements with the other named executive officers, a change in control generally consists of the first to occur of the following:

•	an acquisition of more than 50% of the company’s voting securities (except in limited circumstances);

•	the current directors (and their approved successors) cease to constitute a majority of the company’s board;

•

the consummation of a merger, consolidation or reorganization, unless (1) the company’s voting securities prior to the transaction continue to represent more than 50% of the voting securities of the surviving entity (either by remaining outstanding or being converted into voting securities of the surviving entity) or (2) no person directly or indirectly acquires more than 50% of the company’s then outstanding voting securities (other than acquisitions directly from the company); or

•	the complete liquidation of the company or the sale by the company of all or substantially all of its assets.

We also have provisions in our Equity Plan that provide for the accelerated vesting of outstanding unvested stock options and restricted stock awards in the event of a change in control of the company.

Robert Greifeld

Under Mr. Greifeld’s 2007 employment agreement, if his employment is terminated within two years after a change in control either by the company without cause or by Mr. Greifeld for good reason, he will be entitled to the following severance payments and benefits from the company:

•	a cash payment equal to one year’s annual base salary and annual incentive award;

•	a pro rata portion of his target annual incentive award for the calendar year in which his termination occurs;

•	Pension Plan and SERP benefits;

•	continued health coverage for the lesser of 24 months or until the date he secures subsequent employment with medical and dental coverage; and

•	continued life insurance and accidental death and dismemberment insurance benefits for 24 months.

Mr. Greifeld also would be entitled to receive a modified excise tax reimbursement and gross up limited to 300% of one year’s annual base salary and annual incentive award. If his severance payment is less than 330% of his “base amount” (as defined in Section 280G of the Code), the severance payments and/or benefits would be reduced to an amount that would not trigger excise tax.

Mr. Greifeld’s right to these amounts is subject to his compliance with several restrictive covenants, including covenants that require him to maintain the confidentiality of the company’s proprietary information and to refrain from disparaging the company. Mr. Greifeld also is prohibited from soliciting the company’s employees or rendering services for a competing entity for a period of two years following the date of termination. Further, to receive the payments and benefits, Mr. Greifeld must execute a general release of claims against the company. In addition, the change in control payments and benefits generally are subject to discontinuation in the event Mr. Greifeld breaches the restrictive covenants.

Other Named Executive Officers

Under the letter agreements with the named executive officers (other than Messrs. Greifeld and Böcker), if the executive’s employment is terminated by the company without cause or by the executive for good reason, either (x) during the 180 day period immediately prior to a change in control of the company (if the executive can reasonably demonstrate that the termination or good reason event was at the request of a third party that effects the change in control) or (y) during the one year period immediately following the change in control, then he or she will be entitled to the following severance payments and benefits from the company:

•	a cash payment equal to 24 months of annual base salary plus 100% of the annual incentive award for the year in which termination occurs;

•

continued medical and dental benefits until the earlier of (1) termination of the executive’s COBRA continuation period; (2) 24 months following termination; or (3) the date the executive secures subsequent employment with comparable medical and dental coverage;

•	continued life insurance and accidental death and dismemberment insurance benefits for 24 months; and

•	outplacement services for a period of 12 months or, if earlier, until the executive’s first acceptance of an employment offer.

An executive is not entitled to benefits under the letter agreements if his or her termination of employment is on account of his or her death or disability.

In addition, the letter agreements do not provide for indemnification of any “golden parachute” excise taxes that may be payable by an executive under Section 4999 of the Code in connection with the change in control of the company. Rather, the agreements provide, if any payments or benefits to an executive would be subject to an excise tax under Section 4999, payments and/or benefits to the executive would be reduced to an amount that would not trigger such excise tax.

The letter agreements contain restrictive covenants, which, among other things, require the executive to maintain the confidentiality of the company’s proprietary information and to refrain from disparaging the company. The executive is also prohibited from soliciting the company’s employees or rendering services to a competing entity for a period of one year following termination in connection with a change in control. Further, to receive the payments and benefits, the executive must execute a general release of claims against the company. In addition, the change in control payments and benefits generally are subject to discontinuation in the event an executive breaches the restrictive covenants.

Equity Plan

Mr. Greifeld’s 2007 employment agreement and the letter agreements of the other named executive officers do not change the terms of outstanding equity awards, which continue to be governed by the Equity Plan and the relevant terms and conditions of the award agreements. Under the Equity Plan, if an employee, including a named executive officer, is terminated by the company other than for cause within a one year period after a change in control of the company, all outstanding unvested stock options and restricted stock awards will vest immediately upon termination of employment.

Payments upon Termination (other than for Cause or Change in Control)

Robert Greifeld

Under Mr. Greifeld’s 2007 employment agreement, if his employment is terminated by the company without cause, or by Mr. Greifeld for good reason, he will be entitled to the following severance payments and benefits from the company:

•	a cash payment equal to one year’s annual base salary and annual incentive award;

•	Pension Plan and SERP benefits; and

•	continued health coverage for the lesser of 24 months or until coverage begins under the health plan of a subsequent employer.

In addition, Mr. Greifeld’s vested stock options would remain exercisable for 36 months, his unvested options would continue to vest for 30 months subject to restrictive covenants and any performance share units would continue to vest subject to the satisfaction of the related performance objectives and continued compliance with the restrictive covenants.

Other Named Executive Officers

Other than Mr. Greifeld, none of the other named executive officers has an agreement with the company providing for severance payments and benefits in the event of termination of employment other than the letter agreements described above. According to predetermined NASDAQ OMX guidelines regarding post-termination payments in the event of a reduction-in-force or other involuntary termination of employment (other than a “for cause” termination or a change in control of the company), the executives would receive 15 months of base salary continuation, continued health coverage for the lesser of 12 months or until coverage begins under the health plan of a subsequent employer and up to nine months of outplacement services. Any severance payments and benefits would be made subject to the approval, and at the sole discretion, of the management compensation committee.

Under the ECIP, in the event a named executive officer’s employment is terminated for any reason other than death, disability or retirement, the executive’s right to a non-equity incentive plan compensation award for the calendar year of termination is forfeited. The management compensation committee, in its sole discretion, may pay a pro rata non-equity incentive plan compensation award to the executive for the calendar year of termination.

In addition, upon termination of employment, the named executive officers would receive the benefits to which they would be entitled under the company’s Pension Plan and SERP to the extent that they are vested in these plans.

Payments upon Death, Disability or Retirement

Upon termination of employment on account of death or disability, the named executive officers receive payments pursuant to life insurance or disability insurance purchased by the executive and available to employees generally. Under the ECIP, a named executive officer would be entitled to a pro rata portion of his or her non-equity incentive plan compensation award. Under the relevant terms and conditions of the award agreements, all stock options or restricted stock awards that would have vested within one year from the date of death or disability will immediately vest and all vested options may be exercised until the earlier of one year from the date of death or disability or their expiration date. Under Mr. Greifeld’s PSU award agreements, his unvested PSU awards will continue to vest at the end of the performance period(s) for such awards. Under the PSU award agreements for the other named executive officers, in the event of disability, unvested PSU awards will be forfeited. In the event of death, unvested PSU awards will vest at the earlier of the date of death or the completion of the performance period(s) for such awards.

Upon retirement, the named executive officers receive the benefits to which they would be entitled under the company’s Pension Plan and SERP to the extent that they are vested in these plans. Under the Equity Plan, all stock options or restricted stock awards that would have vested within one year from the date of retirement will immediately vest and all vested options may be exercised until the earlier of one year from the date of retirement or their expiration date. Under Mr. Greifeld’s PSU award agreements, his unvested PSU awards will continue to vest at the end of the performance period(s) for such awards. Under the PSU award agreements for the other named executive officers, in the event of retirement, unvested PSU awards will be forfeited.

Estimated Change in Control or Termination Payments and Benefits at the End of 2008

The tables below reflect the payments and benefits payable to each of the named executive officers in the event of a termination of the executive’s employment under several different circumstances. The amounts shown assume that termination was effective as of December 31, 2008, given the executive’s compensation and service levels as of that date, and are estimates of the amounts that would be payable to the named executive officers in each situation. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the company. Factors that may affect the nature and amount of the amounts paid on termination of employment, among others, include the timing of the event, compensation level, the market price of the company’s common stock and the executive’s age.

The reported value of the accelerated vesting of outstanding equity awards is based on the intrinsic value of these awards (the value based upon the market price of the company’s common stock on December 31, 2008, reduced in the case of stock options, by the option exercise price). In the case of performance share unit awards for which the performance period has not been completed, the number of shares with accelerated vesting is assumed to be at the target level and at the closing market price on December 31, 2008. The amounts reported for Pension Plan and SERP benefits represent the actuarial present value of the named executive officer’s accumulated benefit under the Pension Plan and SERP as of December 31, 2008. Assumptions used in calculating the amounts include a 7.0% discount rate as of December 31, 2008, retirement at age 62, which is the earliest age at which a participant may retire and receive unreduced benefits under the plans, and other assumptions used for financial reporting purposes under generally accepted accounting principles as described in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Form 10-K. None of the named executive officers was eligible to retire as of December 31, 2008.

Robert Greifeld	Involuntary For Cause or Voluntary Without Good Reason	Involuntary Not For Cause or Voluntary With Good Reason	Death	Disability	Change in Control
Severance	$0	$4,800,000	$0	$0	$6,800,000
Non-Equity Incentive Compensation	$3,800,000	$3,800,000	$3,800,000	$3,800,000	$0
Stock Option Vesting	$0	Vesting continues for 30 months	$0	$0	$0
Restricted Stock Vesting	$0	$0	$0	$0	$0
Performance Share Unit Vesting	$0	Vesting continues until performance period end	Vesting continues until performance period end	Vesting continues until performance period end	$0
Retirement Plan Benefits	$2,286,999	$2,286,999	$2,286,999	$2,286,999	$2,286,999
Health & Welfare Benefits	$0	$13,479	$0	$0	$32,095
Outplacement Services	$0	$0	$0	$0	$0
Excise Tax and Gross Up	$0	$0	$0	$0	$0
Total	$6,086,999	$10,900,478	$6,086,999	$6,086,999	$9,119,094

David P. Warren	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Change in Control
Severance	$0	$593,750	$0	$0	$950,000
Non-Equity Incentive Compensation	$0	$1,181,000	$1,181,000	$1,181,000	$1,706,000
Stock Option Vesting	$0	$0	$1,302,000	$1,302,000	$1,302,000
Restricted Stock Vesting	$0	$0	$118,793	$118,793	$237,587
Performance Share Unit Vesting	$0	$0	$585,800	$0	$0
Retirement Plan Benefits	$133,557	$133,557	$133,557	$133,557	$133,557
Health & Welfare Benefits	$0	$13,739	$0	$0	$28,084
Outplacement Services	$0	$22,500	$0	$0	$30,000
Total	$133,557	$1,944,546	$3,321,150	$2,735,350	$4,387,228

Magnus Böcker	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Change in Control
Severance	$0	$937,500	$0	$0	$0
Non-Equity Incentive Compensation	$0	$1,592,000	$1,592,000	$1,592,000	$0
Stock Option Vesting	$0	$0	$0	$0	$0
Restricted Stock Vesting	$0	$0	$0	$0	$0
Performance Share Unit Vesting	$0	$0	$2,352,219	$0	$0
Retirement Plan Benefits	$0	$0	$0	$0	$0
Health & Welfare Benefits	$0	$13,739	$0	$0	$0
Outplacement Services	$0	$22,500	$0	$0	$0
Total	$0	$2,565,739	$3,944,219	$1,592,000	$0

Christopher R. Concannon	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Change in Control
Severance	$0	$625,000	$0	$0	$1,000,000
Non-Equity Incentive Compensation	$0	$1,331,250	$1,331,250	$1,331,250	$2,081,250
Stock Option Vesting	$0	$0	$1,736,000	$1,736,000	$1,736,000
Restricted Stock Vesting	$0	$0	$134,299	$134,299	$268,598
Performance Share Unit Vesting	$0	$0	$901,198	$0	$0
Retirement Plan Benefits	$32,727	$32,727	$32,727	$32,727	$32,727
Health & Welfare Benefits	$0	$11,846	$0	$0	$35,029
Outplacement Services	$0	$22,500	$0	$0	$30,000
Total	$32,727	$2,023,323	$4,135,474	$3,234,276	$5,183,604

Anna M. Ewing	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Change in Control
Severance	$0	$500,000	$0	$0	$800,000
Non-Equity Incentive Compensation	$0	$1,162,950	$1,162,950	$1,162,950	$1,812,950
Stock Option Vesting	$0	$0	$434,000	$434,000	$434,000
Restricted Stock Vesting	$0	$0	$134,299	$134,299	$268,598
Performance Share Unit Vesting	$0	$0	$675,917	$0	$0
Retirement Plan Benefits	$86,698	$86,698	$86,698	$86,698	$86,698
Health & Welfare Benefits	$0	$0	$0	$0	$3,470
Outplacement Services	$0	$22,500	$0	$0	$30,000
Total	$86,698	$1,772,148	$2,493,864	$1,817,947	$3,435,716

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder, require our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities collectively, to file reports of initial ownership and changes in ownership with the SEC. Based solely on our review of copies of such forms received by NASDAQ OMX, or on written representations from reporting persons that no other reports were required for such persons, we believe that during 2008, our executive officers, directors and 10% stockholders complied with all of the Section 16(a) filing requirements, except that Adena Friedman filed one late Form 4 covering three separate transactions involving the exercise of options for shares of common stock and the subsequent sale of such shares of common stock. This late Form 4 was due to the failure by an outside vendor to notify the company of the transaction in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The audit committee of our board of directors has adopted a written policy regarding related party transactions. For purposes of the policy, a “related party” generally includes directors, director nominees, executive officers, greater than 5% stockholders, immediate family members of any of the foregoing, entities that are affiliated with any of the foregoing and our independent auditing firm. Under the policy, all transactions with related persons are subject to ongoing review and approval or ratification by the audit committee.

In determining whether to approve or ratify a related party transaction, the audit committee considers, among other things, the following factors:

•	whether the terms of the related party transaction are fair to NASDAQ OMX and whether such terms would be on the same basis if the transaction did not involve a related party;

•	whether there are business reasons for NASDAQ OMX to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director;

•	whether the related party transaction would present a conflict of interest for any director or executive officer of NASDAQ OMX, taking into account:

•	the size of the transaction;

•	the overall financial position of the director or executive officer;

•	the direct or indirect nature of the director’s or executive officer’s interest in the transaction;

•	the ongoing nature of any proposed relationship; and

•	any other factors deemed relevant;

•	whether the related party transaction is material, taking into account:

•	the importance of the interest to the related party;

•	the relationship of the related party to the transaction and of related parties to each other;

•	the dollar amount involved; and

•	the significance of the transaction to NASDAQ OMX investors in light of all the circumstances.

Under the policy, related party transactions that are conducted in the ordinary course of NASDAQ OMX’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to NASDAQ OMX’s employees on a broad basis are considered pre-approved by the audit committee.

The following section describes transactions since the beginning of the fiscal year ended December 31, 2008, in which NASDAQ OMX or any of its subsidiaries was a party, in which the amount involved exceeded $120,000 and in which a director, a director nominee, an executive officer or a security holder known to own more than five percent of our common stock had, or will have, a direct or indirect material interest. In accordance with our policy on related party transactions, all of the transactions discussed below, other than those that received pre-approval as discussed above, have been approved or ratified by the audit committee of our board of directors.

Borse Dubai and NASDAQ Dubai

On February 27, 2008, Nasdaq and OMX AB combined their businesses pursuant to an agreement with Borse Dubai Limited. This agreement provided that Borse Dubai would sell to us all shares of OMX owned by it or acquired through a public offer in Sweden. In connection with this transaction, we issued to Borse Dubai approximately 42.9 million shares of NASDAQ OMX (representing 19.99% of the fully diluted share capital of NASDAQ OMX) and placed approximately 17.7 million shares in trust for Borse Dubai’s economic benefit. In addition to the shares issued to Borse Dubai and the trust, we paid Borse Dubai approximately $2 billion in cash for the OMX shares.

On February 27, 2008, we also acquired a one-third interest in DIFX from Borse Dubai in exchange for $50.0 million (and a commitment to make future capital contributions of up to $25 million) and certain technology and trademark licenses. DIFX, which has been renamed NASDAQ Dubai, is a financial exchange serving the Middle East and other parts of the region between Western Europe and East Asia.

In connection with the consummation of the transactions described above, on February 27, 2008, we entered into a registration rights agreement with Borse Dubai and the trust and a stockholders’ agreement with Borse Dubai. The registration rights agreement provides Borse Dubai and the trust with certain registration rights for the shares of our common stock they hold. The stockholders’ agreement provides Borse Dubai with certain rights and obligates Borse Dubai to take (or refrain from taking) certain actions for so long as Borse Dubai is the holder of specified amounts of our common stock. Among other things, the stockholders’ agreement obligates us to nominate, and generally use best efforts to cause the election to the NASDAQ OMX board, of two individuals designated by Borse Dubai, subject to certain conditions. Soud Ba’alawy, who is the Vice Chairman of the board of Borse Dubai and the Chairman of the board of NASDAQ Dubai, and Essa Kazim, who is the Chairman of the board of Borse Dubai and a member of the board of NASDAQ Dubai, have been designated by Borse Dubai as its candidates with respect to the 2009 annual meeting.

Also on February 27, 2008, we entered into a stockholders’ agreement governing our ownership of one-third of NASDAQ Dubai. This agreement contains covenants and agreements customary for a minority investment of this nature, including the right to propose for nomination two directors for election to NASDAQ Dubai’s board of directors as long as NASDAQ OMX maintains at least one-half of its initial ownership interest in NASDAQ Dubai. Robert Greifeld, our Chief Executive Officer, currently serves as the Vice Chairman of NASDAQ Dubai’s board of directors, and Adena Friedman, our Executive Vice President—Corporate Strategy and Global Data Products, currently serves as a member of NASDAQ Dubai’s board of directors. We also entered into a trademark license agreement and a technology license and marketing agreement with NASDAQ Dubai governing, among other matters, NASDAQ Dubai’s ability to use certain of our marks and technology.

Silver Lake

As of December 31, 2008, affiliates of Silver Lake held 3.75% notes convertible into approximately 8,177,715 shares of our common stock, as well as 1,523,325 shares of our common stock. The 3.75% convertible notes, as well as warrants to purchase 1,523,325 shares of our common stock, were issued to Silver Lake and other parties in 2005 to finance our acquisition of INET. Glenn H. Hutchins, one of our directors, is also a Co-Founder and Co-Chief Executive Officer of Silver Lake.

On December 8, 2008, Silver Lake exercised for cash warrants for 1,523,325 shares of our common stock. The terms of these warrants provided Silver Lake with the right to purchase shares of our common stock at a price of $14.50 per share. Silver Lake paid us $22.1 million in connection with the exercise of these warrants.

SunGard Data Systems Inc. is one of Silver Lake’s portfolio companies. During the fiscal year ended December 31, 2008, we received payments of approximately $0.3 million from SunGard for market data fees in the ordinary course of business.

Other Transactions with Entities Affiliated with our Directors

Thomas F. O’Neill, one of our directors, is a founding principal of Sandler O’Neill + Partners L.P., which engages in investment banking, trading and other commercial activities with us in the ordinary course of business. In the fiscal year ended December 31, 2008, Sandler O’Neill or its affiliates paid us approximately $0.2 million for trading activities.

James S. Riepe, one of our directors, is a Senior Adviser at T. Rowe Price Group, Inc., which engages in trading and other commercial activities with us in the ordinary course of business. During the fiscal year ended December 31, 2008, T. Rowe Price or its affiliates paid us approximately $0.2 million for trading, listing, market data, mutual fund and other fees.

Michael Casey, one of our directors, is an adviser to the Chief Executive Officer and Chief Financial Officer of Starbucks, which is listed on The NASDAQ Global Select Market. In the fiscal year ended December 31, 2008, Starbucks paid us approximately $0.2 million for listing and other services in the ordinary course of business.

Daniel B. Coleman, who resigned from our board of directors effective upon the consummation of our combination with OMX on February 27, 2008, is an officer at UBS Securities LLC, a broker-dealer subsidiary of UBS AG. UBS AG or its affiliates engage in trading, investment banking and other commercial activities with us in the ordinary course of business. In the first two months of 2008, UBS AG or its affiliates paid approximately $2.9 million to us for trading, market data and other fees.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of NASDAQ OMX’s accounting, auditing and financial reporting practices. The audit committee also oversees the effectiveness of controls over NASDAQ OMX’s regulatory program. The audit committee charter complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The NASDAQ Stock Market. The complete text of the charter is reproduced in Annex A to this proxy statement.

Each of the audit committee members meets the independence criteria prescribed by applicable law and the rules of the SEC and is an “independent director” as defined in the rules of The NASDAQ Stock Market. Each of the audit committee members meets the financial knowledge requirements of The NASDAQ Stock Market, and Messrs. Casey and Markese have been designated by the board of directors as “audit committee financial experts” under SEC rules.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and NASDAQ OMX that might bear on the firm’s independence, consistent with the applicable requirements of the Public Company Accounting Oversight Board. The audit committee discussed with the independent registered public accounting firm any relationships that may impact the firm’s objectivity and independence and satisfied itself as to the firm’s independence. The audit committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The audit committee also discussed the results of the internal audit examinations. The audit committee approved all audit and allowable non-audit services.

The audit committee discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of NASDAQ OMX’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The audit committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

The audit committee reviewed and discussed NASDAQ OMX’s audited financial statements as of and for the fiscal year ended December 31, 2008, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of NASDAQ OMX’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in NASDAQ OMX’s annual report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC. The audit committee also recommended the reappointment, subject to stockholder ratification, of the independent registered public accounting firm and the board of directors concurred in such recommendation.

The Audit Committee

John D. Markese, Chair

Michael Casey

Lon Gorman

Hans Munk Nielsen

Deborah L. Wince-Smith

NASDAQ OMX CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

Corporate Governance Guidelines

The NASDAQ OMX board has adopted corporate governance guidelines, which set forth a flexible framework within which the board of directors and its committees operate. These guidelines cover a number of areas including the selection, composition and functions of our board, committee assignments and rotation, executive sessions, director orientation and continuing education, director compensation, stock retention requirements for directors, evaluation of senior management and succession planning. In addition, the guidelines set forth procedures in the event one or more nominees to our board receive a majority of “withhold authority” votes. In an uncontested election, any nominee for our board who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender his or her resignation following certification of the stockholder vote. The corporate governance committee will consider the resignation offer and recommend to the full board whether to accept it. Our board is required to act on the recommendation within 90 days following certification of the stockholder vote and to disclose promptly through a press release its decision on whether to accept the resignation offer (and its reasons for rejecting the offer, if applicable).

Any director who tenders his or her resignation pursuant to this provision shall not participate in the corporate governance committee recommendation or the board action regarding whether to accept the resignation offer. If each member of the corporate governance committee receives a majority “withheld” vote in the same election, then the independent directors who did not receive a majority “withheld” vote will appoint a committee amongst themselves to consider the resignation offers and make a recommendation to our board. However, if the only directors who did not receive a majority “withheld” vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Code of Ethics

We have also adopted the NASDAQ OMX Code of Ethics, which is applicable to all of our employees, including the principal executive officer, the principal financial officer and the controller and principal accounting officer (senior executive and financial officers). We have a separate NASDAQ OMX Code of Conduct for the Board of Directors, which contains provisions specifically applicable to directors. We intend to post amendments to or waivers from the NASDAQ OMX Code of Ethics (to the extent applicable to the senior executive and financial officers) or to the NASDAQ OMX Code of Conduct for the Board of Directors on our website at the location listed below. We will also disclose amendments or waivers to the codes in any manner otherwise required by the standards applicable to companies listed on The NASDAQ Stock Market.

The following materials related to our corporate governance are available publicly on our web site at http://ir.nasdaqomx.com/governance.cfm.

•	NASDAQ OMX Mission Statement

•	Corporate Governance Guidelines

•	NASDAQ OMX Code of Ethics

•	NASDAQ OMX Code of Conduct for the Board of Directors

•	Procedures to Report Concerns

•	Procedures for Communicating with the Board of Directors

Copies may also be obtained, free of charge, by writing to our corporate secretary at the address listed below under “Stockholder Communication With Directors.” Please specify the document that you would like to receive. Our charter, by-laws and committee charters are also online at the same web address.

STOCKHOLDER COMMUNICATION WITH DIRECTORS

Stockholders and other parties interested in communicating directly with the board of directors, the Chairman of the board, other individual directors or particular NASDAQ OMX board committees may do so by addressing correspondence to the intended recipient at the following address.

c/o The NASDAQ OMX Group, Inc.

Office of the Corporate Secretary

One Liberty Plaza

New York, New York 10006

NASDAQ OMX’s corporate secretary regularly forwards all correspondence to the board, board members or committees. In addition, concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of NASDAQ OMX’s internal audit department and office of general counsel and handled in accordance with procedures established by the audit committee with respect to such matters.

STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

Holders of NASDAQ OMX securities who wish to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for NASDAQ OMX’s 2010 annual meeting must submit them to NASDAQ OMX’s corporate secretary, Joan C. Conley, on or before December 4, 2009 at NASDAQ OMX’s headquarters, One Liberty Plaza, New York, New York 10006 and must otherwise comply with the requirements of Rule 14a-8.

A holder who wishes to nominate a person for election as director at an annual or special meeting, or to introduce an item of business at an annual meeting, must also comply with the procedures specified in NASDAQ OMX’s by-laws. Under these procedures, a stockholder must submit the proposed nominee or proposed item of business by delivering a notice to be received by NASDAQ OMX’s corporate secretary at the above address in accordance with the following time frames.

•

In the case of a nomination or proposed item of business for an annual meeting, the notice must normally be delivered not more than 120 nor less than 90 days prior to the first anniversary of the prior year’s meeting. Assuming the 2010 annual meeting is held on schedule, the notice must be delivered on or prior to the close of business on February 19, 2010, but no earlier than the close of business on January 20, 2010.

•

However, if NASDAQ OMX holds its annual meeting on a date that is more than 30 days before or 70 days after such the anniversary date, the notice must be delivered no earlier than 120 days prior to the date of the annual meeting nor later than the later of (i) the ninetieth day prior to the date of the annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by NASDAQ OMX.

•

If NASDAQ OMX holds a special meeting to elect directors, the notice with respect to the nomination of a person for election as director must be delivered no earlier than 120 days prior to the date of the special meeting nor later than the later of (i) the ninetieth day prior to the date of the special meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting and the nominees proposed by the NASDAQ OMX board is first made by NASDAQ OMX.

The notice required by our by-laws shall contain:

•

as to each person whom a holder of NASDAQ OMX securities proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under SEC rules and such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected;

•

as to any other business that the holder proposes to bring before the meeting, a brief description of the business, the text of the proposal or business (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend the by-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such holder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the holder of NASDAQ OMX securities giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such holder, as they appear on NASDAQ OMX’s books, and of such beneficial owner;

•	the class and number of shares of capital stock of NASDAQ OMX that are owned beneficially and of record by such holder and such beneficial owner;

•

a representation that the holder is a holder of record of stock of NASDAQ OMX entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•

a representation whether the holder or the beneficial owner, if any, intends or is part of a group that intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of NASDAQ OMX’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (ii) otherwise to solicit proxies from holders of NASDAQ OMX securities in support of such proposal or nomination.

In addition, holders of NASDAQ OMX securities may recommend individuals for consideration by the nominating committee for nomination to the NASDAQ OMX board. Holders should submit such recommendations in writing, together with any supporting documentation the holder deems appropriate, to NASDAQ OMX’s corporate secretary at the address set forth above prior to December 31, 2009.

THE NASDAQ OMX GROUP, INC.

April 3, 2009

Annex A

THE NASDAQ OMX GROUP, INC.

AUDIT COMMITTEE CHARTER

APPROVED MARCH 23, 2009

Organization

This Charter governs the operations of the NASDAQ OMX Group Audit Committee (the “Committee”). The Charter will be reviewed and reassessed, at least annually, by the Committee and will be approved by the Board of Directors. The Committee shall be appointed by the Board of Directors in compliance with Article IV, Section 4.13(g) of the NASDAQ OMX By-Laws and shall consist of four or five Directors, each of whom is independent of management. Members of the Committee shall be considered independent if, in the opinion of the Board of Directors, they have no relationship that may interfere with the exercise of their independence in carrying out the responsibilities of a director*. All Committee members will be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. At least one member must have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in the individual’s financial sophistication, including service as a Chief Executive Officer, Chief Financial Officer, or other senior officer with financial oversight responsibilities or otherwise satisfy standards for financial expertise required for audit committees of companies listed on the NASDAQ Stock Market.

Statement of Policy

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information, which will be provided to the shareholders and others, the systems of internal controls, which management and the Board of Directors have established, and the NASDAQ OMX Group’s audit, financial reporting and the legal and compliance process. In so doing, it is the responsibility of the Committee to maintain free and open communication with independent auditors, internal auditors, and the NASDAQ OMX Group’s management. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the NASDAQ OMX Group and the power to retain independent counsel, or other experts, and funding sufficient for this purpose.

Responsibilities and Processes

The primary responsibility of the Committee is to oversee the NASDAQ OMX Group’s financial reporting process on behalf of the Board of Directors and report the results of these activities to the Board. Management is responsible for preparing the NASDAQ OMX Group’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate policy for quality financial reporting, sound business risk management practices, and ethical behavior.

*	Directors shall meet the standards for independence set forth in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated by the Securities and Exchange Commission (the “SEC”) and Nasdaq Stock Market Rule 4200(a), as amended. The composition and responsibilities of the Committee also will be consistent with SEC guidance, and in particular with the SEC Order set forth in Release No. 34-37538. Industry and Non-Industry Directors are not disqualified from serving on the Committee solely because they are employees or officers of a member firm or listed company as long as the Board of Directors determines that such Directors are independent of management according to the standards set forth above.

The following shall be the principal recurring processes of the Committee in carrying out its responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate. The responsibilities and processes of the Committee shall be consistent with the Exchange Act and the rules and regulations adopted by the SEC.

1. The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the NASDAQ OMX Group’s shareholders. The Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for shareholder ratification in any proxy statement).

2. The Committee is responsible for ensuring its receipt from the independent auditors at least annually of a formal written statement delineating all relationships between the auditor and the NASDAQ OMX Group, consistent with the applicable requirements of the Public Accounting Oversight Board. The Committee shall actively engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full board take, appropriate action to oversee the independence of the independent auditor. Additionally, the Committee shall review with the independent auditors any audit problems or difficulties and management responsiveness. The Committee shall prescribe what services are allowable by the independent auditors and approve in advance all services provided by the auditors (see Independent Public Auditor Services section). The Committee shall review all proposed NASDAQ OMX Group hires formerly employed by the independent auditors.

3. The Committee shall review and discuss with management the NASDAQ OMX Group’s Enterprise Risk Management (ERM) program.

4. The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing, compensation, and resources. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the NASDAQ OMX Group’s internal controls, including systems to monitor and manage business risk, and legal and ethical compliance programs and financial reporting. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations. The internal auditors shall report directly to the Committee and have free and open access to information deemed necessary by them to perform their assessments. The Committee shall provide oversight over the system of internal controls, relying upon management’s and the internal and independent auditor’s representations and assessments of the controls.

5. The Committee shall review the interim financial statements and earnings releases with management and the independent auditors prior to the filing of the NASDAQ OMX Group’s quarterly report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

6. The Committee shall review with management and the independent auditors the financial statements to be included in the NASDAQ OMX Group’s annual report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K) and quarterly reports on Form-Q, including MD&A disclosures, their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit, including the management letters, reports and attestations prepared by management and the independent auditors to comply with the Exchange Act and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards and SEC rules.

7. The Committee shall review and approve all related party transactions consistent with the rules applied to companies listed on the NASDAQ Stock Market.

8. The Committee shall have responsibility for, and oversight of, a confidential and anonymous process and procedures for the receipt, retention and treatment of submissions regarding accounting, internal accounting controls or audit matters. All such relevant submissions must be reported to the Committee.

9. The Committee shall oversee the adequacy and effectiveness of the regulatory and self-regulatory organization responsibilities of the NASDAQ OMX Group and its subsidiaries; assess regulatory performance; and assist the Board and other committees of the Board in reviewing the regulatory plan and the overall effectiveness of regulatory functions.

10. An annual performance appraisal of the Audit Committee.

Independent Public Auditor Services

The independent auditor is prohibited from performing any of the following services for the NASDAQ OMX Group:

•	bookkeeping or other services related to the accounting records or financial statements of the audit client;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management or human resources functions;

•	broker or dealer, investment adviser, or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

All audit and allowable non-audit services must be approved in advance by the Committee. However, the Chairman of the Committee is delegated authority to approve in advance audit and non-audit services by the independent auditor to support business development, consulting on accounting issues (subject to the prohibitions above) or tax consulting to the extent permitted by SEC rules, if such non-audit services do not exceed $300,000 in the aggregate between meetings of the Committee and the Committee is informed of such pre-approval by the Chairman at the Committee’s next meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please mark your votes as indicated in this example ☒

WITHHELD

FOR FOR ALL* EXCEPTIONS FOR AGAINST AB STAIN

ITEM 1. ELECTION OF ITEM 2. RATIFY APPOINTMENT OF INDEPENDENT

DIRECTORS REGISTERED PUBLIC ACCOUNTING FIRM

Nominees:

01 Sound Banality 09 Essay Kazan

02 Urban Bäckström 10 John D. Markesan

03 H. Furlong Baldwin 11 Hans Monk Nielsen

04 Michael Casey 12 Thomas F. O’Neill

05 Lon Gorman 13 James S. Ripe

06 Robert Orefield 14 Michael R. Splinter

07 Glenn H. Hutchins 15 Lars Swedenborg

08 Brigitte Kantilla 16 Deborah L. Wince-Smith

(INSTRUCTIONS: To with hold authority to vote for any in dividable nominee, mark

The “Exceptions” box and write that nominee’s name in the space provided below.)

*Except ions

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET

http:/ /www.proxyvoting.com/ndaq

Use the Internet to vote your proxy. Have

The NASDAQ OMX Group, Inc. your proxy card in hand when you access

The web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote Your proxy. Have your proxy card in Hand when you call. If you vote your proxy by Internet or by telephone, you Do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and Return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, You can view the Annual Report/Form 10-K Signed and re turned your proxy card. and Proxy Statement on the Internet at http://ir.nasdaqomx.com/annuals.cfm

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE NASDAQ OMX GROUP, INC.

The undersigned hereby appoints Edward S. Knight and Joan C. Conley, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all NASDAQ OMX securities which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 20, 2009 at 9:00 a.m., local time at NASDAQ OMX Market Site, Four Times Square, New York, New York 10036, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES

Address Change/Comments P.O. BOX 3 550

(Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250

FOLD AND DETACH HERE

You can now access your NASDAQ OMX account online.

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor Service Direct® (ISD).

The transfer agent for The NASDAQ OMX Group, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

www.bnymellon.com/shareowner/is d

In vestor Service Direct®

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